EXHIBIT 10.1

This is an AMENDED AND RESTATED MASTER REPURCHASE AGREEMENT, dated as of January 31, 2007, between Credit Suisse First Boston Mortgage Capital LLC (the “Buyer”), New Century Financial Corporation (the “Guarantor”) and New Century Mortgage Corporation, NC Capital Corporation, NC Asset Holding, L.P., New Century Credit Corporation, Loan Partners Mortgage, Ltd., Kingston Mortgage Company, Ltd., Compufund Mortgage Company, Ltd., Peachtree Residential Mortgage, L.P., Residential Prime Lending Limited Partnership, Team Home Lending, Ltd., Sutter Buttes Mortgage, L.P., Austin Mortgage L.P., Capital Pacific Home Loans, L.P., Home123 Corporation and New Century Mortgage Ventures, LLC (collectively the “Sellers”).

The Buyer and the Sellers previously entered into a Master Repurchase Agreement, dated December 22, 2004, (the “Existing Master Repurchase Agreement”).

The parties have requested that the Existing Master Repurchase Agreement be amended and restated on the terms and conditions set forth herein.

1. Applicability

From time to time the parties hereto may enter into transactions in which the respective Seller agrees to transfer to the Buyer Mortgage Loans or REO Subsidiary Interests (valued from time to time based on the REO Properties owned by the REO Subsidiary) against the transfer of funds by the Buyer, with a simultaneous agreement by the Buyer to transfer to the respective Seller such Mortgage Loans and/or REO Subsidiary Interests and/or REO Properties at a date certain or on demand, against the transfer of funds by such Seller. This Agreement is a commitment by the Buyer to engage in the Transactions as set forth herein up to the Maximum Committed Purchase Price; provided, that the Buyer shall have no commitment to enter into any Transaction requested which would result in the aggregate Purchase Price of the then outstanding Transactions to exceed the Maximum Committed Purchase Price. Each such transaction shall be referred to herein as a “Transaction” and, unless otherwise agreed in writing, shall be governed by this Agreement, including any supplemental terms or conditions contained in any annexes identified herein, as applicable hereunder.

On the initial Purchase Date, Buyer will purchase the REO Subsidiary Interests from the applicable Seller in connection with the initial Transaction.

After the initial Purchase Date, as part of separate Transactions, a Seller may request and the Buyer will fund, subject to the terms and conditions of this Agreement, an increase in the Purchase Price for the REO Subsidiary Interests based upon the acquisition of additional REO Property by the REO Subsidiary. Transactions relating to Purchase Price Increases will be terminated and the Repurchase Price for the related REO Property will be paid to the Buyer in accordance with Section 4 hereof.

2. Definitions

Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

“40/30 Mortgage Loan” means a Mortgage Loan which has an original term to maturity of not more than thirty years from commencement of amortization, with a balloon payment in year thirty based upon a forty year amortization schedule.

“50/30 Mortgage Loan” means a Mortgage Loan which has an original term to maturity of not more than thirty years from commencement of amortization, with a balloon payment in year thirty based upon a fifty year amortization schedule.

“Acceptable State” means any state acceptable pursuant to each Seller’s Underwriting Guidelines.

“Accepted Servicing Practices” means, with respect to any Mortgage Loan or REO Property, those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans and REO Property of the same type as such Mortgage Loan or REO Property in the jurisdiction where the related Mortgaged Property or REO Property is located.

“Account Agreement” shall mean a letter agreement between the Sellers, the Buyer, and a depository institution acceptable to the Buyer in its good faith discretion substantially in the form of Exhibit O attached hereto as the same may be amended from time to time.

“Act of Insolvency” means, with respect to any Person or its Affiliates, (i) the filing of a petition, commencing, or authorizing the commencement of any case or proceeding, or the voluntary joining of any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar law relating to the protection of creditors, or suffering any such petition or proceeding to be commenced by another which is consented to, not timely contested or results in entry of an order for relief; (ii) the seeking of the appointment of a receiver, trustee, custodian or similar official for such party or an Affiliate or any substantial part of the property of either; (iii) the appointment of a receiver, conservator, or manager for such party or an Affiliate by any governmental agency or authority having the jurisdiction to do so; (iv) the making or offering by such party or an Affiliate of a composition with its creditors or a general assignment for the benefit of creditors; (v) the admission by such party or an Affiliate of such party of its inability to pay its debts or discharge its obligations as they become due or mature; or (vi) that any governmental authority or agency or any person, agency or entity acting or purporting to act under governmental authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the property of such party or of any of its Affiliates.

“Additional Purchased Assets” means, Purchased Assets or cash provided by the Sellers to the Buyer or its designee pursuant to Section 6 of this Agreement.

“Additional Seller” means Loan Partners Mortgage, LTD., Kingston Mortgage Company, LTD., Compufund Mortgage Company, LTD, Peachtree Residential Mortgage, L.P., Residential Prime Lending Limited Partnership, Team Home Lending, LTD., Sutter Buttes Mortgage, L.P., Austin Mortgage, L.P., Capital Pacific Home Loans, L.P., Northwest Capital Mortgage, L.P. and each such Seller’s permitted successors and assigns.

“Adjusted Tangible Net Worth” means, for any Person, Net Worth of such Person plus Subordinated Debt, minus all intangible assets, including goodwill, patents, tradenames, trademarks, copyrights, franchises, any organizational expenses, deferred expenses, prepaid expenses, prepaid assets, receivables from shareholders, Affiliates or employees, and any other asset as shown as an intangible asset on the balance sheet of such Person on a consolidated basis as determined at a particular date in accordance with GAAP.

“Affiliate” means, with respect to any Person, any “affiliate” of such Person, as such term is defined in the Bankruptcy Code.

“Agency” means Freddie Mac, Fannie Mae or GNMA, as applicable.

“Agent” means Credit Suisse First Boston Mortgage Capital LLC or any affiliate or successor thereto.

“Agreement” means this Amended and Restated Master Repurchase Agreement, as it may be amended, supplemented or otherwise modified from time to time.

“Alt-A Mortgage Loan” means a first lien Mortgage Loan originated in accordance with the criteria established by the Buyer for Alt-A Mortgage Loans, which has a minimum FICO score that is consistent with the Buyer’s or its Affiliates’ underwriting guidelines in effect as of the time of origination, which are subject to change at the discretion of the Buyer.

“Amendment No. 1 to the Intercreditor Agreement” means the first amendment, dated as of the date hereof, to the intercreditor agreement dated as of September 2, 2005, among the Sellers, the Buyer, Bank of America, N.A., DB Structured Products, Inc., Aspen Funding Corp., Newport Funding Corp. and Gemini Securitization Corp., LLC, as the same may be amended from time to time.

“Appraised Value” means the value set forth in an appraisal made in connection with the origination of the related Mortgage Loan as the value of the Mortgaged Property.

“Approved Successor Servicer” means a successor servicer identified on Exhibit Q as amended from time to time.

“Assignment of Proprietary Lease” means the specific agreement creating a first lien on and pledge of the Co-op Shares and the appurtenant Proprietary Lease securing a Co-op Loan.

“Asset File” means, (i) with respect to a Purchased Asset other than a Co-op Loan, the documents and instruments relating to such Purchased Asset set forth in Exhibit E-1 to the Custodial Agreement and (ii) with respect to a Purchased Asset that is a Co-op Loan, the documents and instruments relating to such Purchased Asset set forth in Exhibit E-1B to the Custodial Agreement.

“Asset Documents” means the documents in the related Asset File to be delivered to the Custodian.

“Asset Schedule” means with respect to any Transaction as of any date, an asset schedule in the form of either (a) Exhibit C attached hereto or (b) a computer tape or other electronic medium generated by the Sellers, and delivered to the Buyer and the Custodian, which provides information (including, without limitation, the information set forth on Exhibit C attached hereto) relating to the Purchased Assets in a format acceptable to the Buyer.

“Asset Tape” means an electronic tape on a monthly basis or requested by the Buyer pursuant to Section 18d hereof containing servicing information, including, without limitation, those fields reasonably requested by the Buyer from time to time, on a loan-by-loan basis and in the aggregate, with respect to the Purchased Assets serviced by any Seller or any Servicer for the month (or any portion thereof) prior to the Reporting Date.

“Assignment of Mortgage” means an assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form (excluding only the name of the assignee), sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the Mortgage to the Buyer.

“Bailee Letter” has the meaning assigned to such term in the Custodial Agreement.

“Balloon Loan” means a Mortgage Loan which, by its terms, does not fully amortize by the stated maturity date.

“Bankruptcy Code” means the United States Bankruptcy Code of 1978, as amended from time to time.

“BPO” means an opinion of the fair market value of a Mortgaged Property given by a licensed real estate agent or broker which generally includes three comparable sales and three comparable listings.

“Business Day” means any day other than (A) a Saturday or Sunday and (B) a public or bank holiday in New York, NY or Los Angeles, CA.

“Buydown Amount” has the meaning set forth in Section 5(c) hereof.

“Buyer” means Credit Suisse First Boston Mortgage Capital LLC, and any successor or assign hereunder.

“Buyer Deed” has the meaning set forth in Section 9(b) hereof.

“Buyer’s Margin Amount” means with respect to any Transaction as of any date of determination, an amount equal to the product of (A) the Buyer’s Margin Percentage and (B) the Purchase Price for such Transaction.

“Buyer’s Margin Percentage” means, with respect to any Transaction as of any date, a percentage equal to the percentage obtained by dividing the (A) Market Value of the Purchased Assets on the Purchase Date for such Transaction by (B) the Purchase Price on the Purchase Date for such Transaction.

“By-laws” means the organizing documents governing any REO Subsidiary as contemplated by this Agreement.

“Capital Lease Obligations” means, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Cash Equivalents” means (a) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit and eurodollar time deposits with maturities of 90 days or less from the date of acquisition and overnight bank deposits of the Buyer or of any commercial bank having capital and surplus in excess of $500,000,000, (c) repurchase obligations of the Buyer or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than seven days with respect to securities issued or fully guaranteed or insured by the United States Government, (d) commercial paper of a domestic issuer rated at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody’s and in either case maturing within 90 days after the day of acquisition, (e) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A2 by Moody’s, (f) securities with maturities of 90 days or less from the date of acquisition backed by standby letters of credit issued by the Buyer or any commercial bank satisfying the requirements of clause (b) of this definition or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

“Change in Control” means:

(A) any transaction or event as a result of which the Guarantor ceases to own, directly or indirectly, beneficially or of record, 100% of the stock of any Seller;

(B) any transaction or event as a result of which a Person other than an Affiliate prior to such transaction, owns more than 20% of the Guarantor’s stock;

(C) the sale, transfer, or other disposition of all or substantially all of any Seller’s or the Guarantor’s assets (excluding any such action taken in connection with any Securitization Transaction or whole loan sale in the ordinary course of its business);

(D) the consummation of a merger or consolidation of any Seller or the Guarantor with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s stock outstanding immediately after such merger, consolidation or such other reorganization is owned by Persons who were not stockholders of such Seller, immediately prior to such merger, consolidation or other reorganization; or

(E) any transaction or event as a result of which the Guarantor ceases to own, directly or indirectly, 100% of the REO Subsidiary Interests of the REO Subsidiary.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collection Account” means one or more accounts established by the Servicer for the benefit of the Buyer, into which all collections and proceeds on or in respect of the Purchased Assets shall be deposited by the Servicer, which is governed by the Account Agreement.

“Committed Mortgage Loan” means a Mortgage Loan which is the subject of a Takeout Commitment with a Takeout Investor.

“Commitment Fee” has the meaning assigned to such term in the Pricing Side Letter.

“Conforming Mortgage Loan” means a first lien Mortgage Loan originated in accordance with the criteria of an Agency for purchase of Mortgage Loans, including, without limitation, conventional Mortgage Loans, FHA Loans and VA Loans, as determined by the Buyer in its sole discretion.

“Co-op” means a private, cooperative housing corporation, having only one class of stock outstanding, which owns or leases land and all or part of a building or buildings, including apartments, spaces used for commercial purposes and common areas therein and whose board of directors authorizes the sale of stock and the issuance of a Proprietary Lease.

“Co-op Corporation” means, with respect to any Co-op Loan, the cooperative apartment corporation that holds legal title to the related Co-op Project and grants occupancy rights to units therein to stockholders through Proprietary Leases or similar arrangements.

“Co-op Lien Search” means a search for (a) federal tax liens, mechanics’ liens, lis pendens, judgments of record or otherwise against (i) the Co-op Corporation and (ii) the seller of the Co-op Unit, (b) filings of Uniform Commercial Code financing statements and (c) the deed of the Co-op Project into the Co-op Corporation.

“Co-op Loan” means a Mortgage Loan secured by the pledge of stock allocated to a dwelling unit in a residential cooperative housing corporation and collateral assignment of the related Proprietary Lease.

“Co-op Project” means, with respect to any Co-op Loan, all real property and improvements thereto and rights therein and thereto owned by a Co-op Corporation including without limitation the land, separate dwelling units and all common elements.

“Co-op Shares” means, with respect to any Co-op Loan, the shares of stock issued by a Co-op Corporation and allocated to a Co-op Unit and represented by a stock certificates.

“Co-op Unit” means, with respect to any Co-op Loan, a specific unit in a Co-op Project.

“Credit Limit” means, with respect to each HELOC, the maximum amount permitted under the terms of the related Credit Line Agreement.

“Credit Line Agreement” means, with respect to each HELOC, the related home equity line of credit agreement, account agreement and promissory note (if any) executed by the related Mortgagor and any amendment or modification thereof.

“Custodial Agreement” means the amended and restated custodial agreement dated as of the date hereof, among the Sellers, the Buyer and the Custodian as the same may be amended from time to time.

“Custodial Asset Schedule” has the meaning assigned to such term in the Custodial Agreement.

“Custodian” means Deutsche Bank National Trust Company, or any successor thereto under the Custodial Agreement.

“Default” means an Event of Default or an event that with notice or lapse of time or both would become an Event of Default.

“Delinquent Mortgage Loan” means any first lien Mortgage Loan for which any payment of principal or interest is more than thirty (30) days past due, but not more than eighty-nine (89) days past due.

“Dollars” and “$” means dollars in lawful currency of the United States of America.

“Draw” means, with respect to each HELOC, an additional borrowing by the Mortgagor in accordance with the related Credit Line Agreement.

“Due Date” means the day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

“Effective Date” means the date upon which the conditions precedent set forth in Section 10 shall have been satisfied.

“Electronic Tracking Agreement” means the Amended and Restated Electronic Tracking Agreement among the Buyer, the Sellers, MERS and MERSCORP, Inc., to the extent applicable as the same may be amended from time to time.

“Equity Proceeds” means, with respect to the Guarantor, an amount equal to the net proceeds from the issuance of any equity securities of the Guarantor or the net proceeds to the Guarantor from contributions to capital or otherwise by another Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any corporation or trade or business that is a member of any group of organizations (i) described in Section 414(b) or (c) of the Code of which any Seller is a member and (ii) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) or (o) of the Code of which any Seller is a member.

“Escrow Holdback Loan” means a Mortgage Loan (a) as to which the Seller has either not funded a portion of its proceeds or has funded such a portion in escrow, with the disbursement of such portion conditioned upon the satisfaction of the requirements of a written agreement specifying one or more conditions relating to the completion, repair or refurbishment of property covered by the Mortgage and (b) for which the related Mortgagor has a FICO score greater than 620.

“Escrow Payments” means, with respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

“Event of Default” has the meaning specified in Section 16 hereof.

“Event of Termination” means with respect to any Seller or the Guarantor (i) with respect to any Plan, a reportable event, as defined in Section 4043 of ERISA, as to which the PBGC has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified with 30 days of the occurrence of such event, or (ii) the withdrawal of any Seller or the Guarantor or any ERISA Affiliate thereof from a Plan during a plan year in which it is a substantial employer, as defined in Section 4001(a)(2) of ERISA, or (iii) the failure by any Seller or the Guarantor or any ERISA Affiliate thereof to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA with respect to any Plan, including, without limitation, the failure to make on or before its due date a required installment under Section 412(m) of the Code or Section 302(e) of ERISA, or (iv) the distribution under Section 4041 of ERISA of a notice of intent to terminate any Plan or any action taken by any Seller, the Guarantor or any ERISA Affiliate thereof to terminate any plan, or (v) the adoption of an amendment to any Plan that, pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA, would result in the loss of tax-exempt status of the trust of which such Plan is a part if a Seller, the Guarantor or any ERISA Affiliate thereof fails to timely provide security to the Plan in accordance with the provisions of said sections, or (vi) the institution by the PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or (vii) the receipt by any Seller, the Guarantor or any ERISA Affiliate thereof of a notice from a Multiemployer Plan that action of the type described in the previous clause (vi) has been taken by the PBGC with respect to such Multiemployer Plan, or (viii) any event or circumstance exists which may reasonably be expected to constitute grounds for a Seller, the Guarantor or any ERISA Affiliate thereof to incur liability under Title IV of ERISA or under Sections 412(c)(11) or 412(n) of the Code with respect to any Plan.

“Fannie Mae” means Fannie Mae, the government sponsored enterprise formerly known as the Federal National Mortgage Association.

“FHA Loan” means a Mortgage Loan which is the subject of an FHA Mortgage Insurance Contract.

“FHA Mortgage Insurance” means, mortgage insurance authorized under the National Housing Act, as amended from time to time, and provided by the FHA.

“FHA Mortgage Insurance Contract” means the contractual obligation of the FHA respecting the insurance of a Mortgage Loan.

“FHA Regulations” means the regulations promulgated by the Department of Housing and Urban Development under the National Housing Act, as amended from time to time and codified in 24 Code of Federal Regulations, and other Department of Housing and Urban Development issuances relating to FHA Loans, including the related handbooks, circulars, notices and mortgagee letters.

“FICO” means Fair Isaac & Co., or any successor thereto.

“Fidelity Insurance” shall mean insurance coverage with respect to employee errors, omissions, dishonesty, forgery, theft, disappearance and destruction, robbery and safe burglary, property (other than money and securities) and computer fraud in an aggregate amount acceptable to each Seller’s regulators.

“Fitch” means Fitch Ratings, Inc., or any successor thereto.

“Forty-Year Mortgage Loan” shall mean a fully amortizing Mortgage Loan which has an original term to maturity of not more than forty years from the origination date.

“Freddie Mac” means the Federal Home Loan Mortgage Corporation or any successor thereto.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States of America and applied on a consistent basis.

“GNMA” means the Government National Mortgage Association and any successor thereto.

“Government Securities” means any security issued or guaranteed as to principal or interest by the United States, or by a person controlled or supervised by and acting as an instrumentality of the Government of the United States pursuant to authority granted by the Congress of the United States; or any certificate of deposit for any of the foregoing.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions over any Seller, the Guarantor or the Buyer, as applicable.

“Gross Margin” means, with respect to each adjustable rate Mortgage Loan or the adjustable portion of any hybrid Mortgage Loan, the fixed percentage amount set forth in the related Mortgage Note.

“Guarantee” means, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise); provided that the term “Guarantee” shall not include (i) endorsements for collection or deposit in the ordinary course of business, or (ii) obligations to make servicing advances for delinquent taxes and insurance or other obligations in respect of a Mortgaged Property. The amount of any Guarantee of a Person shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith. The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.

“Guarantor” means New Century Financial Corporation, in its capacity as the guarantor under the Guaranty.

“Guaranty” means the amended and restated guaranty of the Guarantor dated as of the date hereof as the same may be amended from time to time, pursuant to which the Guarantor fully and unconditionally guarantees the obligations of the Sellers hereunder.

“HELOC” means a home equity revolving line of credit secured by a mortgage, deed of trust or other instrument creating a second lien on the related Mortgaged Property, which lien secures the related line of credit and that is underwritten in accordance with the Underwriting Guidelines.

“High Cost Mortgage Loan” means a Mortgage Loan classified as (a) a “high cost” loan under the Home Ownership and Equity Protection Act of 1994 or (b) a “high cost,” “threshold,” “covered,” or “predatory” loan under any other applicable state, federal or local law (or a similarly classified loan using different terminology under a law, regulation or ordinance imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees).

“High CLTV Mortgage Loan” means any Mortgage Loan that conforms to Fannie Mae guidelines and has a CLTV greater than 100% and less than or equal to 105%.

“Income” means (a) with respect to any Purchased Mortgage Loan at any time until repurchased by the Seller, any principal received thereon or in respect thereof and all interest, dividends or other distributions thereon and (b) with respect to the REO Subsidiary Interests during any period, any rental payments, if any, and all proceeds of REO Property received upon liquidation of such REO Property during such period.

“Indebtedness” means, for any Person: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business, so long as such trade accounts payable are payable within 90 days after the date the respective goods are delivered or the respective services are rendered; (c) Indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (e) Capital Lease Obligations of such Person; (f) obligations of such Person under repurchase agreements, sale/buy-back agreements or like arrangements; (g) Indebtedness of others Guaranteed by such Person; (h) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; and (i) Indebtedness of general partnerships of which such Person is a general partner.

“Index” means, with respect to any adjustable rate Mortgage Loan, the index identified on the Asset Schedule and set forth in the related Mortgage Note for the purpose of calculating the applicable Mortgage Interest Rate.

“Interest Only Loan” means a Mortgage Loan which requires monthly payments of interest only for a period of time specified in the related Mortgage Note.

“Interest Only Adjustment Date” means, with respect to each Interest Only Loan, the date specified in the related Mortgage Note on which the Monthly Payment will be adjusted to include principal as well as interest.

“Interest Rate Adjustment Date” means the date on which an adjustment to the Mortgage Interest Rate with respect to each Mortgage Loan becomes effective.

“Interest Rate Protection Agreement” means, with respect to any or all of the Purchased Assets, any short sale of a US Treasury Security, or futures contract, or mortgage related security, or Eurodollar futures contract, or options related contract, or interest rate swap, cap or collar agreement or take-out commitment, or similar arrangement providing for protection against fluctuations in interest rates or the exchange of nominal interest obligations, either generally or under specific contingencies, entered into by any Seller.

“Jumbo Mortgage Loan” means a first lien Mortgage Loan that has been originated in accordance with the Underwriting Guidelines for first lien mortgage loans with a principal balance greater than the balance permitted by an Agency.

“LIBOR” means, with respect to each day a Transaction is outstanding, the rate per annum equal to the rate appearing at page 5 of the Telerate Screen as one-month LIBOR on such date (and if such date is not a Business Day, the LIBOR Rate in effect on the Business Day immediately preceding such date), and if such rate shall not be so quoted, the rate per annum at which the Buyer or its Affiliates is offered dollar deposits at or about 11:00 a.m., New York City time, on such date, by prime banks in the interbank eurodollar market where the eurodollar and foreign currency exchange operations in respect of its Transactions are then being conducted for delivery on such day for a period of one month and in an amount comparable to the amount of the Transactions outstanding on such day.

“Lien” means any mortgage, lien, pledge, charge, security interest or similar encumbrance.

“Loan to Value Ratio” or “LTV” means with respect to any Purchased Asset, the ratio of the original outstanding principal amount of such Purchased Asset, with respect to a Purchased Asset other than a HELOC, or the original Credit Limit, with respect to a HELOC, and, with respect to any Second Lien Mortgage Loan, the outstanding principal amount of any related first lien as of the date of origination of such mortgage loan, to the lesser of (a) the Appraised Value of the Mortgaged Property at origination or (b) if the Mortgaged Property was purchased within 12 months of the origination of such Mortgage Loan, the purchase price of the Mortgaged Property.

“Manufactured Home Mortgage Loan” shall mean a Mortgage Loan (a) secured by a Mortgaged Property which is a manufactured home and (b) for which the related Mortgagor has a FICO score greater than 640.

“Margin Call” has the meaning specified in Section 6(a) hereof.

“Margin Deadline” has the meaning specified in Section 6(b) hereof.

“Margin Deficit” has the meaning specified in Section 6(a) hereof.

“Market Value” has the meaning assigned to such term in the Pricing Side Letter.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) or prospects of any Seller, the Guarantor or any Affiliate that is a party to any Program Agreement taken as a whole; (b) a material impairment of the ability of any Seller, the Guarantor or any Affiliate that is a party to any Program Agreement to perform under any Program Agreement; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability of any Program Agreement against any Seller, the Guarantor or any Affiliate that is a party to any Program Agreement.

“Maximum Aggregate Purchase Price” has the meaning assigned to such term in the Pricing Side Letter.

“Maximum Committed Purchase Price” has the meaning assigned to such term in the Pricing Side Letter.

“MERS” means Mortgage Electronic Registration Systems, Inc., a corporation organized and existing under the laws of the State of Delaware, or any successor thereto.

“MERS System” means the system of recording transfers of mortgages electronically maintained by MERS.

“Monthly Payment” means the scheduled monthly payment of principal and/or interest on a Mortgage Loan.

“Moody’s” means Moody’s Investors Service, Inc. or any successors thereto.

“Mortgage” means each mortgage, assignment of rents, security agreement and fixture filing, or deed of trust, assignment of rents, security agreement and fixture filing, deed to secure debt, assignment of rents, security agreement and fixture filing, or similar instrument creating and evidencing a lien on real property and other property and rights incidental thereto, unless such Mortgage is granted in connection with a Co-op Loan, in which case the first lien position is in the stock of the subject cooperative association and in the tenant’s rights in the cooperative lease relating to such stock.

“Mortgage Interest Rate” means the rate of interest borne on a Mortgage Loan from time to time in accordance with the terms of the related Mortgage Note.

“Mortgage Interest Rate Cap” means, with respect to an adjustable rate Mortgage Loan, the limit on each Mortgage Interest Rate adjustment as set forth in the related Mortgage Note.

“Mortgage Loan” means any No FICO Mortgage Loan, Non-Performing Mortgage Loan, Delinquent Mortgage Loan, Seasoned Mortgage Loan, Repurchased Mortgage Loan, Escrow Holdback Loan, 40/30 Mortgage Loan, 50/30 Mortgage Loan, Manufactured Home Mortgage Loan, Option ARM, Forty-Year Mortgage Loan, Co-op Loan, Sub-Prime Mortgage Loan, Jumbo Mortgage Loan, Alt A Mortgage Loan, Second Lien Mortgage Loan, HELOC or Conforming Mortgage Loan which is a fixed or floating-rate, one-to-four-family residential mortgage or home equity loan evidenced by a promissory note and secured by a mortgage, which satisfies the requirements set forth in the Underwriting Guidelines and Section 14(b) hereof; provided, however, that, except as expressly approved in writing by the Buyer, Mortgage Loans shall not include any “high-LTV” loans (i.e., a mortgage loan having a loan-to-value ratio in excess of 100% (or, with respect to High CLTV Mortgage Loans, 105%) or in excess of such lower percentage set forth in the Underwriting Guidelines or with respect to Second Lien Mortgage Loans, a combined loan-to value ratio in excess of the lower of (i) the percentage specified in the Underwriting Guidelines or (ii) 100% (or, with respect to High CLTV Mortgage Loans, 105%)) or any High Cost Mortgage Loans, and provided, further, however, that, other than with respect to Seasoned Mortgage Loans, the origination date with respect to such Mortgage Loan is no earlier than ninety (90) days prior to the related Purchase Date.

“Mortgage Note” means the promissory note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

“Mortgaged Property” means the real property securing repayment, or other Co-op Loan collateral, of the debt evidenced by a Mortgage Note.

“Mortgagor” means the obligor or obligors on a Mortgage Note, including any person who has assumed or guaranteed the obligations of the obligor thereunder.

“Multiemployer Plan” means a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been or are required to be made by the Sellers or any ERISA Affiliate and that is covered by Title IV of ERISA.

“Net Income” means, for any period and any Person, the net income of such Person for such period as determined in accordance with GAAP.

“Net Worth” means, with respect to any Person, an amount equal to, on a consolidated basis, such Person’s stockholder equity (determined in accordance with GAAP).

“1934 Act” means the Securities Exchange Act of 1934, as amended from time to time.

“No FICO Mortgage Loans” means a Mortgage Loan which was originated without a FICO score.

“Non-Performing Mortgage Loan” means any first lien Mortgage Loan for which any payment of principal or interest is ninety (90) days or more past due.

“Non-Recourse Debt” means any Indebtedness incurred by a Seller or the Guarantor, provided that (i) such Indebtedness is non-recourse to any shareholder or equity owner of such Seller or the Guarantor, (ii) such Indebtedness or classes or tranches thereof are publicly issued and/or privately placed Indebtedness of such Seller or the Guarantor and (iii) such Indebtedness or classes or tranches thereof are rated by at least one of the Rating Agencies.

“Notice Date” has the meaning given to it in Section 3(b) hereof.

“Obligations” means (a) all of the Sellers’ indebtedness, obligations to pay the Repurchase Price on the Repurchase Date, the Price Differential on each Price Differential Payment Date, and other obligations and liabilities, to the Buyer, its Affiliates or the Custodian arising under, or in connection with, the Program Agreements, whether now existing or hereafter arising; (b) any and all sums paid by the Buyer or on behalf of the Buyer in order to preserve any Purchased Mortgage Loan or its interest therein; (c) in the event of any proceeding for the collection or enforcement of any of the Sellers’ indebtedness, obligations or liabilities referred to in clause (a), the reasonable expenses of retaking, holding, collecting, preparing for sale, selling or otherwise disposing of or realizing on any Purchased Mortgage Loan, or of any exercise by the Buyer of its rights under the Program Agreements, including, without limitation, attorneys’ fees and disbursements and court costs; and (d) all of the Sellers’ indemnity obligations to the Buyer or the Custodian or both pursuant to the Program Agreements.

“OFAC” has the meaning set forth in Section 14(a)(28) hereof.

“Option ARM” means an adjustable rate mortgage loan with flexible payment options (a) on which the Mortgagor may pay a low rate of interest for the initial Monthly Payments and a substantially higher rate of interest in the later years of such Mortgage; (b) which is underwritten in accordance with the Underwriting Guidelines and (c) for which the related Mortgagor has a FICO score greater than 660.

“Original Seller” means New Century Mortgage Corporation, NC Capital Corporation, NC Asset Holding, L.P., New Century Credit Corporation, Home123 Corporation, New Century Mortgage Ventures, LLC, and each such Seller’s permitted successors and assigns.

“Par Percentage” shall have the meaning set forth in the Pricing Side Letter.

“PBCG” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Plan” means an employee benefit or other plan established or maintained by any Seller or any ERISA Affiliate and covered by Title IV of ERISA, other than a Multiemployer Plan.

“Post Default Rate” has the meaning assigned to such term in the Pricing Side Letter.

“Price Differential” means with respect to any Transaction as of any date of determination, an amount equal to the product of (A) the Pricing Rate for such Transaction and (B) the Purchase Price for such Transaction, calculated daily on the basis of a 360-day year for the actual number of days during the period commencing on (and including) the Purchase Date for such Transaction and ending on (but excluding) the Repurchase Date.

“Price Differential Payment Date” means, with respect to a Purchased Mortgage Loan, the 5th day of the month following the related Purchase Date and each succeeding 5th day of the month thereafter; provided, that, with respect to such Purchased Mortgage Loan, the final Price Differential Payment Date shall be the related Repurchase Date; and provided, further, that if any such day is not a Business Day, the Price Differential Payment Date shall be the next succeeding Business Day.

“Pricing Rate” has the meaning assigned to such term in the Pricing Side Letter. The Pricing Rate shall change in accordance with LIBOR, as provided in Section 5(a).

“Pricing Side Letter” means the pricing side letter dated as of the date hereof among the Buyer and the Sellers as the same may be amended from time to time.

“Principal” has the meaning given to it in Annex I.

“Program Agreements” means, collectively, Amendment No. 1 to the Intercreditor Agreement, REO Contribution Agreement, the REO Subsidiary Acknowledgement, the REO Subsidiary Agreement, the Servicing Agreement, if any, the Servicer Notice, if any, the Custodial Agreement, this Agreement, the Pricing Side Letter, the Guaranty, the Account Agreement, the Electronic Tracking Agreement, if entered into, and a Purchase Confirmation.

“Prohibited Person” has the meaning set forth in Section 14(a)(28) hereof.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Proprietary Lease” means the lease on a Co-op Unit evidencing the possessory interest of the owner in the Co-op Shares in such Co-op unit.

“Purchase Confirmation” means a confirmation of a Transaction, in the form attached as Exhibit B hereto.

“Purchase Date” means the date on which Purchased Mortgage Loans are to be transferred by the Sellers to the Buyer.

“Purchase Price” means the price at which each Purchased Asset is transferred by the Sellers to the Buyer, which shall equal:

(i) on the Purchase Date, in the case of each Purchased Asset (other than, in all cases, an REO Subsidiary Interest, a Repurchased Mortgage Loan, a Seasoned Mortgage Loan, a Delinquent Mortgage Loan or a Non-Performing Mortgage Loan), the lesser of either: (x) the product of (1) the Market Value of such Purchased Asset multiplied by (2) the applicable Purchase Price Percentage for such Purchased Asset and (y) the outstanding principal amount thereof as set forth in the related Asset Schedule for such Purchased Asset;

(ii) on the Purchase Date, in the case of each Purchased Asset that is a Seasoned Mortgage Loan, a Delinquent Mortgage Loan or a Repurchased Mortgage Loan (other than a Non-Performing Mortgage Loan or an REO Subsidiary Interest), the lesser of either: (x) the product of (1) the Market Value of such Purchased Asset (or in the case of a Repurchased Mortgage Loan, the most recent BPO or appraisal) multiplied by (2) the applicable Purchase Price Percentage for such Purchased Asset and (y) the product of (1) the outstanding principal amount thereof as set forth in the related Asset Schedule multiplied by (2) the applicable Par Percentage for such Purchased Asset;

(iii) on the Purchase Date, in the case of each Purchased Asset which is a Non-Performing Mortgage Loan (other than an REO Subsidiary Interest), the lesser of (1) the product of the applicable Par Percentage for such Purchased Asset multiplied by the outstanding principal balance thereof as set forth in the related Asset Schedule or (2) 75% of the value reflected in the most recent BPO or appraisal;

(iv) on the Purchase Date, in the case of each Purchased Asset which is an REO Subsidiary Interest (i.e. REO Properties owned by the REO Subsidiary), 70% of the value reflected in the most recent BPO or appraisal; and

(v) on any day after the Purchase Date, except where the Buyer and the Sellers agree otherwise, the amount determined under the immediately preceding clauses (i), (ii), (iii) or (iv) decreased by the amount of any cash transferred by the Sellers to the Buyer pursuant to Section 4(c) hereof or applied to reduce the Sellers’ obligations under clause (ii) of Section 4(b) hereof or under Section 6 hereof.

“Purchase Price Decrease” means a decrease in the Purchase Price for the Purchased Assets related to the removal of REO Property from the REO Subsidiary, and the decrease in value of the REO Subsidiary Interests related thereto.

“Purchase Price Increase” means an increase in the Purchase Price for the REO Subsidiary Interests based upon REO Subsidiary acquiring additional REO Property, as requested by the Seller pursuant to Section 3(a) hereof.

“Purchase Price Percentage” has the meaning assigned to such term in the Pricing Side Letter.

“Purchased Asset” means a Mortgage Loan or REO Subsidiary Interest as evidenced by a Confirmation and/or Trust Receipt; provided that, in the case of the REO Subsidiary Interests, Purchased Assets shall be deemed to include any and all REO Property owned by the REO Subsidiary.

“Purchased Mortgage Loans” means the collective reference to Mortgage Loans together with the Repurchase Assets (other than Interest Rate Protection Agreements) related to such Mortgage Loans transferred by the Sellers to the Buyer in a Transaction hereunder, listed on the related Asset Schedule attached to the related Transaction Request, which such Mortgage Loans the Custodian has been instructed to hold pursuant to the Custodial Agreement.

“Qualified Insurer” means a mortgage guaranty insurance company duly authorized and licensed where required by law to transact mortgage guaranty insurance business and approved as an insurer by Fannie Mae or Freddie Mac.

“Qualified Originator” means an originator of Mortgage Loans which is acceptable under the Underwriting Guidelines.

“Rating Agency” means any of S&P, Moody’s or Fitch.

“Recognition Agreement” means, an agreement among a Co-op Corporation, a lender and a Mortgagor with respect to a Co-op Loan whereby such parties (i) acknowledge that such lender may make, or intends to make, such Co-op Loan, and (ii) make certain agreements with respect to such Co-op Loan.

“Records” means all instruments, agreements and other books, records, and reports and data generated by other media for the storage of information maintained by the Sellers, the Servicer or any other person or entity with respect to a Purchased Mortgage Loan. Records shall include the Mortgage Notes, any Mortgages, the Asset Files, the credit files related to the Purchased Mortgage Loan and any other instruments necessary to document or service a Mortgage Loan or REO Property.

“REIT” means a real estate investment trust, as defined in Section 856 of the Code.

“REIT Status” means, with respect to any Person, such Person’s status as a real estate investment trust, as defined in Section 856(a) of the Code, that satisfies the conditions and limitations set forth in Section 856(b) and 856(c) of the Code.

“REO Contribution Agreement” means that certain REO Contribution Agreement, dated as of the date hereof, between the Sellers and the REO Subsidiary pursuant to which the REO Subsidiary has acquired and shall acquire REO Property.

“REO Property” means the residential real property assets (a) purchased by a Seller or the REO Subsidiary from a lender who obtained title to such real property assets as a result of foreclosure or deed in lieu of foreclosure of a mortgage or deed of trust, or (b) acquired by a Seller or the REO Subsidiary as a result of foreclosure or deed in lieu of foreclosure of a mortgage or deed of trust.

“REO Subsidiary” means New Century R.E.O. III Corp., a wholly owned Subsidiary of the Guarantor that is a Special Purpose Entity formed for the sole purpose of holding REO Property.

“REO Subsidiary Acknowledgement” means an instruction by the REO Subsidiary to a Seller to register the pledge of the REO Subsidiary Interests.

“REO Subsidiary Agreement” means that certain REO Subsidiary Agreement, dated as of the date hereof, executed and delivered by a duly authorized officer of the REO Subsidiary in favor of the Buyer.

“REO Subsidiary Interests” means any and all of a Seller’s interests, including units of equity interest, in the REO Subsidiary including, without limitation, all its rights to participate in the operation or management of the REO Subsidiary and all of its rights to properties, assets, equity interests and distributions under the By-laws in respect of such equity interests. “REO Subsidiary Interests” also include (i) all accounts receivable arising out of the applicable By-laws; (ii) all general intangibles arising out of the applicable By-laws; and (iii) to the extent not otherwise included, all proceeds of any and all of the foregoing (including, whether or not otherwise included therein, any and all contractual rights of the Seller under any revenue sharing or similar agreement to receive all or any portion of the revenues or profits of such REO Subsidiary).

“Reporting Date” means the 5th day of each month or, if such day is not a Business Day, the next succeeding Business Day.

“Repurchase Assets” has the meaning assigned thereto in Section 9 hereof.

“Repurchase Date” means the earlier of (i) the Termination Date, (ii) the date determined by the Seller and approved by the Buyer.

“Repurchased Mortgage Loan” means a Mortgage Loan (a) which is repurchased by a Seller as a result of (i) a breach (that is expressly identified to the Buyer in writing) of the representations and warranties under the agreed upon terms in which the claimed breach is not a result of fraud or material misrepresentation of fact by any party to the Mortgage Loan or consumer credit law violation, or (ii) an early payment default repurchase obligation (that is expressly identified to the Buyer in writing), (b) which is subject to a Transaction hereunder for no more than 180 days and (c) which has not been foreclosed upon or converted to an REO Property. In addition to the foregoing, in no event will a Repurchased Mortgage Loan be subject to a Transaction hereunder as a “Repurchased Mortgage Loan” if there is a breach of representation and warranty in respect of such Repurchased Mortgage Loan other than the breach identified in writing to the Buyer pursuant to subclause (a) of this definition.

“Repurchased Mortgage Loan Trust Receipt” shall have the meaning assigned to such term in the Custodial Agreement.

“Repurchase Price” means the price at which Purchased Assets (including REO Properties supporting a Purchase Price Increase) are to be transferred from the Buyer to the Sellers upon termination of a Transaction, which will be determined in each case (including Transactions terminable upon demand) as the sum of the Purchase Price or Purchase Price Increase, as applicable, and the accrued but unpaid Price Differential as of the date of such determination.

“Request for Certification” means a notice sent to the Custodian reflecting the sale of one or more Purchased Mortgage Loans to the Buyer hereunder.

“Requirement of Law” means, with respect to any Person, any law, treaty, rule or regulation or determination of an arbitrator, a court or other governmental authority, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means shall mean, as to any Person, the chief executive officer, president, executive vice president or, with respect to financial matters, the chief financial officer or treasurer of such Person.

“Reverse Bailee Letter” shall have the meaning assigned to such term in the Custodial Agreement.

“S&P” means Standard & Poor’s Ratings Services, or any successor thereto.

“Seasoned Mortgage Loan” shall mean a Mortgage Loan with an origination date greater than ninety (90) days but no more than three hundred sixty five (365) days prior to the related Purchase Date.

“SEC” means the Securities and Exchange Commission, or any successor thereto.

“Second Lien Mortgage Loan” means a Mortgage Loan secured by a second lien on the related Mortgaged Property.

“Securitization Transaction” means a transaction whereby a Purchased Asset is transferred to a trust as part of a publicly-issued and/or privately placed, rated or unrated, mortgage pass-through transaction.

“Sellers” means each of New Century Mortgage Corporation, NC Capital Corporation, NC Asset Holding, L.P., New Century Credit Corporation, Loan Partners Mortgage, Ltd., Kingston Mortgage Company, Ltd., Compufund Mortgage Company, Ltd., Peachtree Residential Mortgage, L.P., Residential Prime Lending Limited Partnership, Team Home Lending, Ltd., Sutter Buttes Mortgage, L.P., Austin Mortgage L.P., Capital Pacific Home Loans, L.P., Home123 Corporation and New Century Mortgage Ventures, LLC and their permitted successors and assigns.

“Servicer” means New Century Mortgage Corporation, or any other servicer approved by the Buyer in its sole discretion.

“Servicer Notice” means the notice acknowledged by the Servicer substantially in the form of Exhibit M hereto.

“Servicer Termination Event” means (i) the failure of the Servicer to comply in all material respects with any provision of Section 13 hereof, or (ii) the breach by the Servicer in any material respect of a covenant or obligation under the Servicing Agreement.

“Servicing Agreement” means any servicing agreement among the Sellers and the Servicer as the same may be amended from time to time.

“SIPA” means the Securities Investor Protection Act of 1970, as amended from time to time.

“Special Purpose Entity” means a Person, other than an individual, which is formed or organized solely for the purpose of holding, directly or indirectly, an ownership interest in one or more REO Properties, does not engage in any business unrelated to the REO Properties, does not have any assets other than as otherwise expressly permitted by this Agreement, has its own separate books and records and will not commingle its funds (provided that a Seller may commingle cash collections of the REO Subsidiary that such Seller collects in its capacity as Servicer for the REO Subsidiary) in each case which are separate and apart from the books and records of any other Person, and is subject to all of the limitations on the powers set forth in the organizational documentation of such Seller or such REO Subsidiary, as the case may be, as in effect on each Purchase Date, and holds itself out as a Person separate and apart from any other Person and otherwise complies with all of the covenants set forth in Section 15(ee).

“Stock Certificate” means, with respect to a Co-op Loan, the certificates evidencing ownership of the Co-op Shares issued by the Co-op Corporation.

“Stock Power” means, with respect to a Co-op Loan, an assignment of the Stock Certificate or an assignment of the Co-op Shares issued by the Co-op Corporation.

“Subordinated Debt” means, Indebtedness of each Seller which (i) is unsecured, (ii) no part of the principal of such Indebtedness is required to be paid (whether by way of mandatory sinking fund, mandatory redemption, mandatory prepayment or otherwise) prior to the date which is one year following the Termination Date and (iii) the payment of the principal of and interest on such Indebtedness and other obligations of each Seller in respect of such Indebtedness are subordinated to the prior payment in full of the principal of and interest (including post-petition obligations) on the Transactions and all other obligations and liabilities of each Seller to the Buyer hereunder on terms and conditions approved in writing by the Buyer and all other terms and conditions of which are satisfactory in form and substance to the Buyer.

“Subsidiary” means, with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Sub-Prime Mortgage Loan” means a first or second lien Mortgage Loan originated in accordance with the Underwriting Guidelines for sub-prime Mortgage Loans.

“Takeout Commitment” means a commitment of a Seller to sell one or more Purchased Assets to a Takeout Investor and the corresponding Takeout Investor’s commitment back to such Seller to effectuate the foregoing.

“Takeout Investor” means any institution which has made a Takeout Commitment and has been approved by the Buyer.

“Termination Date” has the meaning assigned to such term in the Pricing Side Letter.

“Test Period” means any two consecutive calendar quarters.

“Transaction” has the meaning set forth in Section 1 hereof.

“Transaction Request” means a request from the Sellers to the Buyer, in the form attached as Exhibit A hereto, to enter into a Transaction.

“Trust Receipt and Certification” means, with respect to any Transaction as of any date, a receipt and certification in the form attached as an exhibit to the Custodial Agreement.

“Underwriting Guidelines” means the standards, procedures and guidelines of the Sellers for underwriting and acquiring Mortgage Loans, which are set forth in the written policies and procedures of the Sellers, a copy of which is attached hereto as Exhibit G and such other guidelines as are identified and approved in writing by the Buyer.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect on the date hereof in the State of New York or the Uniform Commercial Code as in effect in the applicable jurisdiction.

“VA” means the U.S. Department of Veterans Affairs, an agency of the United States of America, or any successor thereto including the Secretary of Veterans Affairs.

“VA Approved Lender” means a lender which is approved by the VA to act as a lender in connection with the origination of VA Loans.

“VA Loan” means a Mortgage Loan which is subject of a VA Loan Guaranty Agreement as evidenced by a loan guaranty certificate, or a Mortgage Loan which is a vendee loan sold by the VA.

“VA Loan Guaranty Agreement” means the obligation of the United States to pay a specific percentage of a Mortgage Loan (subject to a maximum amount) upon default of the Mortgagor pursuant to the Servicemen’s Readjustment Act, as amended.

“Violation Deadline” has the meaning assigned thereto in Section 4(c) hereof.

“Wet-Ink Documents” means, with respect to any Wet-Ink Mortgage Loan, the (a) Transaction Request and (b) the Asset Schedule.

“Wet-Ink Mortgage Loan” means a Mortgage Loan for which, as of the Purchase Date, the documents in the related Asset File have not been delivered to the Custodian.

3. Program; Initiation of Transactions

a. This Repurchase Agreement is a commitment by the Buyer to purchase from the Sellers certain Mortgage Loans or REO Subsidiary Interests that have been either originated by a Seller or purchased by a Seller from other Qualified Originators and from time to time, the Seller may request a Purchase Price Increase as a result of the addition of REO Property to the REO Subsidiary, in all cases, up to the Maximum Committed Purchase Price; provided, that the Buyer shall have no commitment to enter into any Transaction requested which would result in the aggregate Purchase Price of the then outstanding Transactions to exceed the Maximum Committed Purchase Price. The Buyer’s obligation to enter into each Transaction not to exceed the Maximum Committed Purchase Price (including the initial Transaction) is subject to the satisfaction of the conditions precedent set forth in Section 3 below (as applicable) and Section 11, both immediately prior to entering into such Transaction and also after giving effect thereto. All Purchased Assets shall exceed or meet the Underwriting Guidelines, and shall be serviced by the Servicer.

b. With respect to each Transaction involving Purchased Assets which are not Wet-Ink Mortgage Loans or Repurchased Mortgage Loans, the Sellers shall give the Buyer and the Custodian at least one (1) Business Day prior notice of any proposed Purchase Date (the date on which such notice is given, a “Notice Date”). With respect to Wet-Ink Mortgage Loans or Repurchased Mortgage Loans, the Sellers shall deliver notice of any proposed purchase on or before 7:00 p.m. (New York City time), on the Business Day immediately preceding the Purchase Date (the date on which such notice is given, a “Notice Date”) (including Transactions resulting in a Purchase Price Increase). On a Notice Date, the Sellers shall (i) request that the Buyer enter into a Transaction by furnishing to the Buyer a Transaction Request, (ii) deliver to the Buyer and the Custodian an Asset Schedule and (iii) deliver to the Custodian, or the Buyer, with respect to each Wet-Ink Mortgage Loan, a Request for Certification in accordance with Section 11(b)(3) hereof. In the event the Asset Schedule provided by the Sellers contains erroneous computer data, is not formatted properly or the computer fields are otherwise improperly aligned, the Buyer shall provide written or electronic notice to the Sellers describing such error and the Sellers may either (a) give the Buyer written or electronic authority to correct the computer data, reformat the Purchased Assets or properly align the computer fields or (b) correct the computer data, reformat or properly align the computer fields itself and resubmit the Asset Schedule as required herein.

c. Upon receipt of the Transaction Request, the Buyer shall, consistent with this Agreement, specify the terms for such proposed Transaction, including the Purchase Price, the Pricing Rate, the Market Value and the Repurchase Date in respect of such Transaction. The terms thereof shall be set forth in the Purchase Confirmation, to be delivered to such Seller no later than one (1) Business Day following the Notice Date. Other than with respect to Transactions the subject of which are Wet-Ink Mortgage Loans, a Responsible Officer of such Seller shall execute and return the Purchase Confirmation to the Buyer via facsimile at least one (1) Business Day prior to the Purchase Date, with the executed original Purchase Confirmation to follow via overnight delivery.

d. The Purchase Confirmation, together with this Agreement, shall constitute conclusive evidence of the terms agreed between the Buyer and the Sellers with respect to the Transaction to which the Purchase Confirmation relates, and the Sellers’ acceptance of the related proceeds shall constitute the Sellers’ agreement to the terms of such Purchase Confirmation. It is the intention of the parties that, with respect to each Purchased Asset, each Purchase Confirmation shall not be separate from this Agreement but shall be made a part of this Agreement. In the event of any conflict between this Agreement and, with respect to each Purchased Asset, a Purchase Confirmation, the terms of the Purchase Confirmation shall control with respect to the related Transaction.

e. Upon the satisfaction of the applicable conditions precedent set forth in Section 10 hereof, all of the Sellers’ interest in the Purchased Assets shall pass to the Buyer on the Purchase Date, against the transfer of the Purchase Price or the Purchase Price Increase, as applicable, to the Sellers. Upon transfer of the Purchased Assets to the Buyer as set forth in this Section and until termination of any related Transactions as set forth in Sections 4 or 17 of this Agreement, ownership of each Purchased Asset, including each document in the related Asset File and Records, is vested in the Buyer; provided that, prior to the recordation by the Custodian as provided for in the Custodial Agreement, record title in the name of the related Seller to each Mortgage shall be retained by such Seller in trust, for the benefit of the Buyer, for the sole purpose of facilitating the servicing and the supervision of the servicing of the Purchased Assets.

f. With respect to each Wet-Ink Mortgage Loan, by no later than 7:00 p.m., (New York City time) on the seventh Business Day following the applicable Purchase Date, the Sellers shall cause the documents in the Asset File to be delivered to the Custodian.

g. With respect to each Repurchased Mortgage Loan, by no later than the fifteenth (15th) Business Day following the applicable Purchase Date, the Sellers shall cause the documents in the Asset File to be delivered to the Custodian. Upon (a) receipt by the Buyer of a Reverse Bailee Letter and a Repurchased Mortgage Loan Trust Receipt or (b) receipt by the Custodian of the related Asset Files and receipt by the Buyer of the related Asset Schedule and Exception Report, the Buyer shall transfer to the Sellers immediately available funds in an amount equal to the related Purchase Price.

h. Upon transfer of the REO Subsidiary Interests to the Buyer as set forth herein and until termination of any related Transactions as set forth herein, ownership of the REO Subsidiary Interests is vested in the Buyer, and prior to the recordation of the Buyer Deeds by the Custodian as provided for in the Custodial Agreement, record title to each REO Property shall be retained by the REO Subsidiary, a subservicer for liquidation purposes, or any other nominee approved by the Buyer, in trust, for the benefit of the Buyer.

4. Repurchase; Purchase Price Decrease

a. The Sellers shall repurchase the related Purchased Assets from the Buyer on each related Repurchase Date. Such obligation to repurchase exists without regard to any prior or intervening liquidation or foreclosure with respect to any Purchased Asset (but liquidation or foreclosure proceeds received by the Buyer shall be applied to reduce the Repurchase Price for such Purchased Asset on each Price Differential Payment Date except as otherwise provided herein). The Sellers are obligated to repurchase and take physical possession of the Purchased Assets from the Buyer or its designee (including the Custodian) at the Sellers’ expense on the related Repurchase Date.

b. Provided that no Default shall have occurred and be continuing, and that the Buyer has received the related Repurchase Price upon repurchase of the Purchased Assets, the Buyer agrees to release its ownership interest hereunder in the Purchased Assets (including, the Repurchase Assets related thereto) at the request of the Sellers. With respect to payments in full by the related Mortgagor of a Purchased Asset, the Sellers agree to (i) provide the Buyer with a copy of a report from the related Servicer indicating that such Purchased Asset has been paid in full, (ii) remit to the Buyer, within two Business Days, the Repurchase Price with respect to such Purchased Assets and (iii) provide the Buyer a notice specifying each Purchased Asset that has been paid in full. The Buyer agrees to release its ownership interest in Purchased Assets which have been paid in full after receipt of evidence of compliance with clauses (i) through (iii) of the immediately preceding sentence.

c. In the event that at any time, any Mortgage Loan violates the applicable sublimit set forth in the definition of Market Value, the Buyer may, in its sole discretion, waive such sublimit.

d. A Seller may request a Purchase Price Decrease on any date by delivering notice thereto to the Buyer.

e. Prior to an Event of Default, if any Purchased Asset is finally liquidated in the ordinary course of servicing such Purchased Asset during any monthly period, (A) the Repurchase Date for such Purchased Asset shall be the date of liquidation, (B) all proceeds of such liquidation shall be held by Sellers, in trust for the Buyer and shall constitute the property of the Buyer, and (C) the Repurchase Price (in the case of liquidated Purchased Assets) or Purchase Price Decrease (in the case of liquidated REO Property) for such Purchased Asset (including Price Differential through the date of payment) shall be paid to the Buyer on the Price Differential Payment Date of the following month.

5. Price Differential.

a. On each Business Day that a Transaction is outstanding, the Pricing Rate shall be reset and, unless otherwise agreed, the accrued and unpaid Price Differential shall be settled in cash on each related Price Differential Payment Date. Two Business Days prior to the Price Differential Payment Date, the Buyer shall give the Sellers written or electronic notice of the amount of the Price Differential due on such Price Differential Payment Date. On the Price Differential Payment Date, the Sellers shall pay to the Buyer the Price Differential for such Price Differential Payment Date (along with any other amounts to be paid pursuant to Sections 7 and 36 hereof), by wire transfer in immediately available funds.

b. If the Sellers fail to pay all or part of the Price Differential by 4:00 p.m. (New York City time) on the related Price Differential Payment Date, with respect to any Purchased Mortgage Loan, the Sellers shall be obligated to pay to the Buyer (in addition to, and together with, the amount of such Price Differential) interest on the unpaid Repurchase Price at a rate per annum equal to the Post Default Rate until the Price Differential is received in full by the Buyer.

c. The Sellers may remit to the Buyer funds in $100,000 increments up to the outstanding Purchase Price, to be held as unsegregated cash margin and collateral for all Obligations under the Repurchase Agreement (such amount, to the extent not applied to Obligations under the Repurchase Agreement, the “Buydown Amount”). The Buydown Amount shall be used by the Buyer in order to calculate the Price Differential, which will accrue on the Purchase Price then outstanding minus the Buydown Amount, applied to Transactions involving the lowest Pricing Rate. The Sellers shall be entitled to request a drawdown of the Buydown Amount or remit additional funds to be added to the Buydown Amount in increments of $100,000 no more than one time per week with forty-eight (48) hours notice. Without limiting the generality of the foregoing, in the event that a Margin Call or other Default exists, the Buyer shall be entitled to use any or all of the Buydown Amount to cure such circumstance or otherwise exercise remedies available to the Buyer without prior notice to, or consent from, the Sellers.

6. Margin Maintenance

a. If at any time the Market Value of the Purchased Assets subject to Transactions is less than the Buyer’s Margin Amount for all Transactions (a “Margin Deficit”), then the Buyer may by notice to any Seller require the Sellers to transfer to the Buyer cash or Additional Purchased Assets, approved by the Buyer in its sole discretion, in all cases, in an amount at least equal to the Margin Deficit (such requirement, a “Margin Call”).

b. Notice delivered pursuant to Section 6(a) may be given by any written means. Any notice given before 10:00 a.m. (New York City time) on a Business Day shall be met, and the related Margin Call satisfied, no later than 5:00 p.m. (New York City time) on such Business Day; notice given after 10:00 a.m. (New York City time) on a Business Day shall be met, and the related Margin Call satisfied, no later than 5:00 p.m. (New York City time) on the following Business Day (the foregoing time requirements for satisfaction of a Margin Call are referred to as the “Margin Deadlines”). The failure of the Buyer, on any one or more occasions, to exercise its rights hereunder, shall not change or alter the terms and conditions to which this Agreement is subject or limit the right of the Buyer to do so at a later date. The Sellers and the Buyer each agree that a failure or delay by the Buyer to exercise its rights hereunder shall not limit or waive the Buyer’s rights under this Agreement or otherwise existing by law or in any way create additional rights for the Sellers.

c. In the event that a Margin Deficit exists, the Buyer may retain any funds received by it to which the Sellers would otherwise be entitled hereunder, which funds (i) shall be held by the Buyer against the related Margin Deficit and (ii) may be applied by the Buyer against any Purchased Asset for which the related Margin Deficit remains otherwise unsatisfied. Notwithstanding the foregoing, the Buyer retains the right, in its sole discretion, to make a Margin Call in accordance with the provisions of this Section 6.

7. Income Payments

a. If Income is paid in respect of any Purchased Asset during the term of a Transaction, such Income shall be the property of the Buyer. Notwithstanding the foregoing, and provided no Event of Default has occurred and is continuing, the Buyer agrees that if a third-party Servicer is in place for any Purchased Assets, such Servicer shall deposit such Income to the Collection Account. New Century Mortgage Corporation shall deposit all Income received in its capacity as Servicer of any Purchased Assets to the Collection Account in accordance with Section 13(c) hereof.

b. Provided no Event of Default has occurred and is continuing, on each Price Differential Payment Date, Sellers shall remit to the Buyer an amount equal to the Price Differential out of the interest portion of the Income paid in respect to the Purchased Assets for the preceding month in accordance with Section 5 of this Agreement. Upon termination of any Transaction, to the extent that there is any excess Income after repayment of all amounts to be transferred to the Buyer by the Sellers, the Buyer shall remit such excess Income to the Sellers.

c. In the event that an Event of Default has occurred and is continuing, notwithstanding any provision set forth herein, the Sellers shall remit to the Buyer all Income received with respect to each Purchased Mortgage Loan on the related Price Differential Payment Date or on such other date or dates as the Buyer notifies the Sellers in writing.

d. Notwithstanding any provision to the contrary in this Section 7, monthly, no later than the fifteenth (15th) day of each month, the Sellers shall remit the aggregate amount of all prepayments of principal to the Buyer and the Buyer shall immediately apply any such amount received by the Buyer to reduce the amount of the Repurchase Price due upon termination of the related Transaction.

e. Notwithstanding anything to the contrary set forth herein, in the event that an Event of Default has occurred and is continuing, upon notice by the Buyer to the Sellers, the Sellers shall remit to the Buyer all collections received by the Servicer or any Seller on the Purchased Assets in accordance with the Buyer’s directions no later than the day on which aggregate collections of principal and interest (excluding principal prepayments) on the Purchased Mortgaged Loans reach an amount to be indicated by the Buyer in its sole discretion.

8. Reserved.

9. Security Interest

a. The parties intend that all Transactions hereunder be sales and purchases and not loans. However, in the event any such Transactions are deemed to be loans, each Seller hereby pledges to the Buyer as security for the performance by the Sellers of the Obligations and hereby grants, assigns and pledges to the Buyer a fully perfected first priority security interest in the following: the Purchased Mortgage Loans, REO Subsidiary Interests, the Records, and all related servicing rights, the Program Agreements (to the extent such Program Agreements and the Seller’s right thereunder relate to the Purchased Assets), any Property relating to the Purchased Assets, all insurance policies and insurance proceeds relating to any Purchased Asset or the related Mortgaged Property, including, but not limited to, any payments or proceeds under any related primary insurance, hazard insurance and, Income, the Collection Account, the Buydown Amount and any account to which such amount is deposited, Interest Rate Protection Agreements (which interest in the Interest Rate Protection Agreements shall be pro rata and subject to rights of other parties holding security interests therein), accounts (including any interest of the Seller in escrow accounts) and any other contract rights, instruments, payments, rights to payment (including payments of interest or finance charges), general intangibles and other assets relating to the Purchased Assets (including, without limitation, any other accounts) or any interest in the Purchased Assets, and any proceeds (including the related securitization proceeds) and distributions with respect to any of the foregoing and any other property, rights, title or interests as are specified on a Transaction Request and/or Trust Receipt and Certification, in all instances, whether now owned or hereafter acquired, now existing or hereafter created (collectively, the “Repurchase Assets”). In the event any Purchased Asset becomes an REO Property, the Sellers shall promptly repurchase such Purchased Asset, and simultaneously convey a Buyer Deed, to the Buyer in accordance with the provisions below if such REO Property will be subject to a Transaction under this Agreement. The Sellers agree to execute, deliver and/or file such documents and perform such acts as may be reasonably necessary to fully perfect the Buyer’s security interest created hereby. Furthermore, the Sellers hereby authorize the Buyer to file financing statements relating to the Repurchase Assets, as the Buyer, at its option, may deem appropriate. The Sellers shall pay the filing costs for any financing statement or statements prepared pursuant to this Section.

b. Provision of Buyer Deed.

(1) If the Sellers shall acquire, or contemplate the acquisition of, any REO Property, or desire to extinguish any Mortgage Note in connection with the foreclosure of the related Mortgage Loan, a transfer of the real property underlying the Mortgage Note in lieu of foreclosure or other transfer of such real property, the Sellers shall cause such real property to be taken by deed, or by means of such instruments as is provided by the Governmental Authority governing the transfer, or right to request transfer and issuance of the deed, or such instrument as is provided by the related Governmental Authority, of REO Property acquired through foreclosure sale in the jurisdiction in which the REO Property is located, in the name of the REO Subsidiary. Upon the acquisition of title to an REO Property by the REO Subsidiary, the Sellers will be deemed to make the representations and warranties listed on Schedule 1 hereto with respect to such REO Property. The Sellers shall, at their sole cost and expense, take all such other steps as may be necessary in connection with the pledge of all REO Subsidiary Interests.

(2) The Sellers shall, with respect to any REO Property to be transferred to the REO Subsidiary and to be subject to a Transaction under this Agreement, concurrently with the delivering of title to such REO Property to the REO Subsidiary, cause the REO Subsidiary to provide the Custodian a duly executed deed or similar instrument (a “Buyer Deed”) in favor of the Buyer, on such REO Property, which Buyer Deed shall (A) name the Buyer or its designee as the assignee or beneficiary thereof, and (B) be in recordable form in accordance with applicable state law. The Buyer has the right to record such Buyer Deed if a Default has occurred and is continuing. Such Buyer Deed shall constitute Repurchase Assets for all purposes hereof. All costs and expenses in connection with the preparation, execution, delivery and filing or recording of any Buyer Deed, and any filing or recording tax or other charges with respect thereto shall be for the account of the Seller.

c. REO Subsidiary Interests as Intangible. The parties acknowledge and agree that the REO Subsidiary Interests constitute “general intangibles” (as defined in Section 9 102(a)(42) of the Uniform Commercial Code); and the Sellers therefore covenant and agree that (A) the REO Subsidiary Interests are not and will not be dealt in or traded on securities exchanges or securities markets, (B) the terms of the REO Subsidiary Interests do not and will not provide that they are securities governed by the Uniform Commercial Code and (C) the REO Subsidiary Interests are not and will not be investment company securities within the meaning of Section 8 103 of the Uniform Commercial Code.

d. Additional Interests. If any Seller shall, as a result of its interest in the REO Subsidiary Interests, become entitled to receive or shall receive any certificate evidencing any equity interest, any option rights, or any equity interest in the REO Subsidiary, whether in addition to, in substitution for, as a conversion of, or in exchange for the REO Subsidiary Interests, or otherwise in respect thereof, such Seller shall accept the same as the Buyer’s agent, hold the same in trust for the Buyer and deliver the same forthwith to the Buyer in the exact form received, duly indorsed by such Seller to the Buyer, if required, together with an undated transfer power, if required, covering such certificate duly executed in blank, to be held by the Buyer subject to the terms hereof as additional security for the Obligations. Any sums paid upon or in respect of the REO Subsidiary Interests upon the liquidation or dissolution of the REO Subsidiary shall be paid over to the Buyer as additional security for the Obligations. If following the occurrence and during the continuation of an Event of Default any sums of money or property so paid or distributed in respect of the REO Subsidiary Interests shall be received by a Seller, such Seller shall, until such money or property is paid or delivered to the Buyer, hold such money or property in trust for the Buyer segregated from other funds of the Sellers, as additional security for the Obligations.

e. Cash Dividends; Voting Rights. Unless an Event of Default shall have occurred and be continuing, the Sellers shall be permitted to receive all cash dividends or other cash distributions paid in respect of the REO Subsidiary Interests and to exercise all voting and member rights with respect to the REO Subsidiary Interests; provided, however, that no vote shall be cast or member right exercised or other action taken which would impair the REO Subsidiary Interests or which would be inconsistent with or result in a violation of any provision of this Agreement. Without the prior consent of the Buyer, the Sellers will not (i) vote to enable, or take any other action to permit the REO Subsidiary to issue any equity interests of any nature or to issue any other equity interests convertible into or granting the right to purchase or exchange for any equity interests of the REO Subsidiary, or (ii) sell, assign, transfer, exchange or otherwise dispose of, or grant any option with respect to, the REO Subsidiary Interests or (iii) create, incur or permit to exist any Lien or option in favor of, or any claim of any Person with respect to, the REO Subsidiary Interests, or any interest therein, except for the Lien provided for by this Agreement, or (iv) enter into any agreement (other than the By-Laws and this Agreement) or undertaking restricting the right or ability of the Sellers to sell, assign or transfer any of the REO Subsidiary Interests.

f. Indemnity. The Sellers agree to pay, and to save the Buyer harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the REO Subsidiary Interests.

10. Payment and Transfer

Unless otherwise mutually agreed in writing, all transfers of funds to be made by the Sellers hereunder shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to the Buyer at the following account maintained by the Buyer: Account No. 3058-2646, for the account of CSFB Buyer/New Century Sellers-Inbound Account, Citibank, ABA No. 021 000 089 or such other account as the Buyer shall specify to the Sellers in writing. Each Seller acknowledges that it has no rights of withdrawal from the foregoing account. All Purchased Assets transferred by one party hereto to the other party shall be in the case of a purchase by the Buyer in suitable form for transfer or shall be accompanied by duly executed instruments of transfer or assignment in blank and such other documentation as the Buyer may reasonably request. All Purchased Assets shall be evidenced by a Trust Receipt and Certification. Any Repurchase Price received by the Buyer after 4:00 p.m. (New York City time) shall be deemed received on the next succeeding Business Day.

11. Conditions Precedent

a. Initial Transaction. As conditions precedent to the initial Transaction, the Buyer shall have received on or before the day of such initial Transaction the following, in form and substance satisfactory to the Buyer and duly executed by the Sellers, the Guarantor and each other party thereto:

(1) Program Agreements. The Program Agreements (including without limitation the Guaranty and a Custodial Agreement in a form acceptable to the Buyer) duly executed and delivered by the parties thereto and being in full force and effect, free of any modification, breach or waiver.

(2) Security Interest. Evidence that all other actions necessary or, in the opinion of the Buyer, desirable to perfect and protect the Buyer’s interest in the Purchased Assets and other Repurchase Assets have been taken, including, without limitation, duly authorized and filed Uniform Commercial Code financing statements on Form UCC-1.

(3) Organizational Documents. A certificate of the corporate secretary of each of the Sellers, the REO Subsidiary and the Guarantor substantially in the form of Exhibit H hereto, attaching certified copies of each of the Seller’s, the REO Subsidiary’s and the Guarantor’s charter, bylaws and corporate resolutions approving the Program Agreements and transactions thereunder (either specifically or by general resolution) and all documents evidencing other necessary corporate action or governmental approvals as may be required in connection with the Program Agreements.

(4) Good Standing Certificate. A certified copy of a good standing certificate from the jurisdiction of organization of each Seller, the REO Subsidiary and the Guarantor, dated as of no earlier than the date 10 Business Days prior to the Purchase Date, with respect to the initial Transaction hereunder.

(5) Incumbency Certificate. An incumbency certificate of the corporate secretary of each Seller, the REO Subsidiary and the Guarantor, certifying the names, true signatures and titles of the representatives duly authorized to request transactions hereunder and to execute the Program Agreements.

(6) Opinion of Counsel. (i) An opinion of the Sellers’ and the Guarantor’s counsel, in form and substance substantially as set forth in Exhibit F attached hereto; and (ii) an opinion of the REO Subsidiary’s counsel in form and substance acceptable to the Buyer.

(7) Underwriting Guidelines. A true and correct copy of the Underwriting Guidelines certified by an officer of the Sellers, in a form satisfactory to the Buyer in its sole discretion.

(8) Fees. Payment of any fees due to the Buyer hereunder.

(9) Insurance. Evidence that each Seller has added the Buyer as an additional loss payee under each Seller’s Fidelity Insurance.

b. All Transactions. The obligation of the Buyer to enter into each Transaction pursuant to this Agreement is subject to the following conditions precedent:

(1) Due Diligence Review. Without limiting the generality of Section 38 hereof, the Buyer shall have completed, to its satisfaction, its due diligence review of the related Purchased Assets, each Seller, the Guarantor and the Servicer.

(2) Required Documents.

(a) With respect to each Purchased Asset which is not a Wet-Ink Mortgage Loan or a Repurchased Mortgage Loan, the Asset File has been delivered to the Custodian (i) with respect to any purchase of 750 or fewer Purchased Assets on a single Purchase Date, on or prior to 11:00 a.m. (New York City time) one (1) Business Day prior to the Purchase Date, and (ii) with respect to any purchase of 751 or more Purchased Assets on a single Purchase Date, by 11:30 a.m. (New York City time) two (2) Business Days prior to the Purchase Date (provided that one additional Business Day shall be added for each increment of 500 Purchased Assets in excess of 750 Purchased Assets);

(b) With respect to each Wet-Ink Mortgage Loan, the Wet-Ink Documents have been delivered to the Buyer or the Custodian, as the case may be, by 4:30 p.m. (New York City time) on the Purchase Date; and

(c) With respect to each Repurchased Mortgage Loan, on the related Purchase Date, (a) the Buyer shall have received (i) (A) a Reverse Bailee Letter in a form acceptable to the Buyer and (B) a Repurchased Mortgage Loan Trust Receipt and (ii) from the applicable Seller (A) all necessary wire information including without limitation the full wire amount to be sent to the third party investor in order for such third party investor to release its security interest in the Repurchased Mortgage Loans (the “Release Amount”) and (B) the amount of the difference of the Release Amount and the Purchase Price for such Repurchased Mortgage Loan in an account designated by the Buyer by 4:00 p.m. (New York City time) or (b) the Sellers shall have delivered to the Custodian the related Asset Files and the Custodian shall have issued a Repurchased Mortgage Loan Trust Receipt to the Buyer.

(3) Transaction Documents. The Buyer or its designee shall have received on or before the day of such Transaction (unless otherwise specified in this Agreement) the following, in form and substance satisfactory to the Buyer and (if applicable) duly executed:

(a) A Transaction Request delivered pursuant to Section 3(c) hereof and a Purchase Confirmation.

(b) The Request for Certification and the related Custodial Asset Schedule, and the Trust Receipt.

(c) Such certificates, opinions of counsel or other documents as the Buyer may reasonably request.

(4) No Default. No Default or Event of Default shall have occurred and be continuing.

(5) Maximum Aggregate Purchase Price. After giving effect to the requested Transaction, the aggregate outstanding Purchase Price for all Purchased Assets subject to then outstanding Transactions under this Repurchase Agreement shall not exceed the Maximum Aggregate Purchase Price.

(6) Requirements of Law. The Buyer shall not have determined that the introduction of or a change in any Requirement of Law or in the interpretation or administration of any Requirement of Law applicable to the Buyer has made it unlawful, and no Governmental Authority shall have asserted that it is unlawful, for the Buyer to enter into Transactions with a Pricing Rate based on LIBOR.

(7) Representations and Warranties. Both immediately prior to the related Transaction and also after giving effect thereto and to the intended use thereof, the representations and warranties made by the Sellers in each Program Agreement shall be true, correct and complete on and as of such Purchase Date in all material respects with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

(8) Electronic Tracking Agreement. To the extent the Sellers are selling Mortgage Loans which are registered on the MERS® System, an Electronic Tracking Agreement entered into, duly executed and delivered by the parties thereto and being in full force and effect, free of any modification, breach or waiver.

(9) Material Adverse Change. None of the following shall have occurred and/or be continuing:

(a) Credit Suisse First Boston, New York Branch’s corporate bond rating as calculated by S&P or Moody’s has been lowered or downgraded to a rating below investment grade by S&P or Moody’s;

(b) an event or events shall have occurred in the good faith determination of the Buyer resulting in the effective absence of a “repo market” or comparable “lending market” for financing debt obligations secured by mortgage loans or securities or an event or events shall have occurred resulting in the Buyer not being able to finance Purchased Mortgage Loans through the “repo market” or “lending market” with traditional counterparties at rates which would have been reasonable prior to the occurrence of such event or events; or

(c) an event or events shall have occurred resulting in the effective absence of a “mortgage backed securities market” for securities backed by mortgage loans or an event or events shall have occurred resulting in the Buyer not being able to sell securities backed by mortgage loans at prices which would have been reasonable prior to such event or events; or

(d) there shall have occurred a material adverse change in the financial condition of the Buyer which affects (or can reasonably be expected to affect) materially and adversely the ability of the Buyer to fund its obligations under this Agreement.

(10) Underwriting Guidelines. In the event that the Sellers make any material amendment or modification to the Underwriting Guidelines, such amended or modified Underwriting Guidelines shall have been delivered to the Buyer and the Buyer shall have given its written consent thereto.

(11) Repurchased Mortgage Loans. With respect to each Repurchased Mortgage Loan, a successor servicer side letter, in the form of Exhibit P attached hereto, has been delivered by the Approved Successor Servicer that will be servicing such Repurchased Mortgage Loan for the interim period following the related Purchase Date, which such interim period shall not exceed forty-five (45) days following the related Purchase Date (unless the servicing with respect to such Repurchased Mortgage Loan has already been transferred back to the applicable Seller on the Purchase Date, in which case no successor servicer side letter shall be required).

12. Program; Costs

a. The Sellers shall reimburse the Buyer for any of the Buyer’s reasonable out-of-pocket costs, including due diligence review costs (provided, that such due diligence review costs shall not exceed $20,000 per calendar year unless a Default or Event of Default shall have occurred, in which event the Buyer shall have the right to perform due diligence, at the sole expense of the Seller without regard to the dollar limitation set forth herein) and reasonable attorney’s fees, incurred by the Buyer in determining the acceptability to the Buyer of any Purchased Assets. The Sellers shall also pay, or reimburse the Buyer if the Buyer shall pay, any termination fee, which may be due any servicer. The Sellers shall pay the fees and expenses of the Buyer’s counsel in connection with the initial documentation of the Program Agreements not to exceed $60,000. Legal fees for any subsequent amendments to this Agreement or related documents shall be borne by the Sellers. The Sellers shall pay ongoing custodial and bank fees and expenses as set forth on Exhibit L hereto, and any other ongoing fees and expenses under any other Program Document.

b. If the Buyer determines in good faith that, due to the introduction of, any change in, or the compliance by the Buyer with (i) any eurocurrency reserve requirement or (ii) the interpretation of any law, regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be an increase in the cost to the Buyer in engaging in the present or any future Transactions, then the Sellers agree to pay to the Buyer, from time to time, upon demand by the Buyer (with a copy to Custodian) the actual cost of additional amounts as specified by the Buyer in an itemized invoice to compensate the Buyer for such increased costs.

c. With respect to any Transaction, the Buyer may conclusively rely upon, and shall incur no liability to the Sellers in acting upon, any request or other communication that the Buyer reasonably believes to have been given or made by a person authorized to enter into a Transaction on the Sellers’ behalf, whether or not such person is listed on the certificate delivered pursuant to Section 11(a)(5) hereof. In each such case, each Seller hereby waives the right to dispute the Buyer’s record of the terms of the Purchase Confirmation, request or other communication.

d. Notwithstanding the assignment of the Program Agreements with respect to each Purchased Mortgage Loan to the Buyer, each Seller agrees and covenants with the Buyer to enforce diligently the Sellers’ rights and remedies set forth in the Program Agreements.

e. Any payments made by the Sellers or the Guarantor to the Buyer shall be free and clear of, and without deduction or withholding for, any taxes; provided, however, that if such payer shall be required by law to deduct or withhold any taxes from any sums payable to the Buyer, then such payer shall (A) make such deductions or withholdings and pay such amounts to the relevant authority in accordance with applicable law, (B) pay to the Buyer the sum that would have been payable had such deduction or withholding not been made, and (C) at the time Price Differential is paid, pay to the Buyer all additional amounts as specified by the Buyer to preserve the after-tax yield the Buyer would have received if such tax had not been imposed other than taxes that are imposed on the Buyer’s overall net income (and franchise taxes imposed in lieu thereof) as a result of any present or former connection between the Buyer and the relevant taxing authority, and otherwise indemnify the Buyer for any such taxes imposed.

13. Servicing

a. The Sellers, on the Buyer’s behalf, shall contract with the Servicer to, or if a Seller is the Servicer, such Seller shall, service the Purchased Assets consistent with the degree of skill and care that such Seller customarily requires with respect to similar Purchased Assets owned or managed by it and in accordance with Accepted Servicing Practices. The Servicer shall (i) comply with all applicable Federal, State and local laws and regulations, (ii) maintain all state and federal licenses necessary for it to perform its servicing responsibilities hereunder and (iii) not impair the rights of the Buyer in any Purchased Assets or any payment thereunder. The Buyer may terminate the servicing of any Purchased Asset with the then-existing servicer in accordance with Section 13(e) hereof.

b. The Sellers shall cause the Servicer to hold or cause to be held all escrow funds collected by the Servicer with respect to any Purchased Assets in trust accounts and shall apply the same for the purposes for which such funds were collected.

c. The Servicer shall deposit all collections received by the Servicer on the Purchased Assets in the Collection Account no later than two Business Days following receipt; provided, however, that any amounts required to be remitted to the Buyer shall be deposited in the Collection Account on or prior to the day on which such remittance is to occur.

d. Upon the Buyer’s request, the Sellers shall provide promptly to the Buyer (i) a Servicer Notice addressed to and agreed to by the Servicer of the related Purchased Assets, advising such Servicer of such matters as the Buyer may reasonably request, including, without limitation, recognition by the Servicer of the Buyer’s interest in such Purchased Assets and the Servicer’s agreement that upon receipt of notice of an Event of Default from the Buyer, it will follow the instructions of the Buyer with respect to the Purchased Assets and any related Income with respect thereto.

e. Upon the occurrence of an Event of Default hereunder or a Servicer Termination Event, the Buyer shall have the right to immediately terminate the Servicer’s right to service the Purchased Assets under the Servicing Agreement without payment of any penalty or termination fee. The Sellers and the Servicer shall cooperate in transferring the servicing of the Purchased Assets to a successor servicer appointed by the Buyer in its sole discretion.

f. If any Seller should discover that, for any reason whatsoever, the Sellers or any entity responsible to the Sellers for managing or servicing any such Purchased Mortgage Loan has failed to perform in all material respects the Sellers’ obligations under the Program Agreements or any of the obligations of such entities with respect to the Purchased Mortgage Loans, such Seller shall promptly notify the Buyer.

14. Representations and Warranties

a. Each Seller and the Guarantor represents and warrants to the Buyer as of the date hereof and as of each Purchase Date for any Transaction that:

(1) Sellers and Guarantor Existence. Each Seller has been duly organized and is validly existing as a corporation or limited liability company (as applicable), in good standing under the laws of the State of its incorporation or organization (as applicable). The Guarantor has been duly organized and is validly existing as a corporation or limited liability company (as applicable), in good standing under the laws of the State of its incorporation or organization (as applicable). The REO Subsidiary has been duly organized and is validly existing as a corporation, in good standing under the laws of the State of its incorporation or organization (as applicable).

(2) Licenses. Each Seller and the Guarantor is duly licensed as a “Licensee” or is otherwise qualified in each state in which it transacts business for the business which it conducts and is not in default of any such state’s applicable federal, state or local laws, rules and regulations unless, in either instance, the failure to take such action is not reasonably likely (either individually or in the aggregate) to cause a Material Adverse Effect. Each Seller and the Guarantor has the requisite power and authority and legal right to originate and purchase Purchased Assets (as applicable) and to own, sell and grant a lien on all of its right, title and interest in and to the Purchased Assets, and to execute and deliver, engage in the transactions contemplated by, and perform and observe the terms and conditions of, this Agreement, each Program Agreement and any Transaction Request or Purchase Confirmation.

(3) Power. Each Seller and the Guarantor has all requisite corporate or other power, and has all governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted, except where the lack of such licenses, authorizations, consents and approvals would not be reasonably likely to have a Material Adverse Effect.

(4) Due Authorization. Each Seller and the Guarantor has all necessary corporate or other power, authority and legal right to execute, deliver and perform its obligations under each of the Program Agreements, as applicable. This Agreement, any Transaction Request, Purchase Confirmation and the other Program Agreements have been (or, in the case of Program Agreements and any Transaction Request or Purchase Confirmation not yet executed, will be) duly authorized, executed and delivered by each Seller and the Guarantor , all requisite or other corporate action having been taken, and each is valid, binding and enforceable against each Seller and the Guarantor in accordance with its terms except as such enforcement may be affected by bankruptcy, by other insolvency laws, or by general principles of equity.

(5) Financial Statements. The Original Sellers have heretofore furnished to the Buyer a copy of (a) the Guarantor’s consolidated balance sheet for the fiscal year of the Guarantor ended December 31, 2005 and the related consolidated statements of income and retained earnings and of cash flows for the Guarantor for such fiscal year, setting forth in each case in comparative form the figures for the previous year, with the opinion thereon of KPMG, LLP and (b) the Guarantor’s consolidated balance sheet for the quarterly fiscal period of the Guarantor ended September 30, 2006 and the related consolidated statements of income and retained earnings and of cash flows for the Guarantor for such quarterly fiscal period, setting forth in each case in comparative form the figures for the previous year. All such financial statements are complete and correct and fairly present, in all material respects, the consolidated financial condition of the Guarantor and the consolidated results of its operations as of such dates and for such fiscal periods, all in accordance with GAAP applied on a consistent basis. Since September 30, 2006, there has been no material adverse change in the consolidated business, operations or financial condition of the Guarantor and its consolidated Subsidiaries taken as a whole from that set forth in said financial statements nor is any Seller or the Guarantor aware of any state of facts which (with notice or the lapse of time) would or could result in any such material adverse change. The Guarantor has, on the date of the statements delivered pursuant to this Section (the “Statement Date”) no material liabilities, direct or indirect, fixed or contingent, matured or unmatured, known or unknown, or liabilities for taxes, long-term leases or unusual forward or long-term commitments not disclosed by, or reserved against in, said balance sheet and related statements, and at the present time there are no material unrealized or anticipated losses from any loans, advances or other commitments of any Seller except as heretofore disclosed to the Buyer in writing.

(6) Event of Default. There exists no Event of Default under Section 15(b) hereof, which default gives rise to a right to accelerate indebtedness as referenced in Section 15(b) hereof, under any mortgage, borrowing agreement or other instrument or agreement pertaining to indebtedness for borrowed money or to the repurchase of mortgage loans or securities.

(7) Solvency. Each Seller and the Guarantor is solvent and will not be rendered insolvent by any Transaction and, after giving effect to such Transaction, will not be left with an unreasonably small amount of capital with which to engage in its business. No Seller nor the Guarantor intends to incur, nor believes that it has incurred, debts beyond its ability to pay such debts as they mature and is not contemplating the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of such entity or any of its assets. The amount of consideration being received by the Sellers upon the sale of the Purchased Assets to the Buyer constitutes reasonably equivalent value and fair consideration for such Purchased Assets. The Sellers are not transferring any Purchased Assets with any intent to hinder, delay or defraud any of its creditors.

(8) No Conflicts. The execution, delivery and performance by each Seller and the Guarantor of this Agreement, any Transaction Request or Purchase Confirmation hereunder and the other Program Agreements do not conflict with any term or provision of the certificate of incorporation or by-laws of such Seller or the Guarantor or any law, rule, regulation, order, judgment, writ, injunction or decree applicable to such Seller or the Guarantor of any court, regulatory body, administrative agency or governmental body having jurisdiction over such Seller or the Guarantor, which conflict would have a Material Adverse Effect and will not result in any violation of any such mortgage, instrument, agreement or obligation to which such Seller or the Guarantor is a party.

(9) True and Complete Disclosure. All information, reports, exhibits, schedules, financial statements or certificates of the Sellers, the Guarantor, or any Affiliate thereof or any of their officers furnished or to be furnished to the Buyer in connection with the initial or any ongoing due diligence of the Sellers, the Guarantor, or any Affiliate or officer thereof, negotiation, preparation, or delivery of the Program Agreements are true and complete and do not omit to disclose any material facts necessary to make the statements herein or therein, in light of the circumstances in which they are made, not misleading. All financial statements have been prepared in accordance with GAAP.

(10) Approvals. No consent, approval, authorization or order of, registration or filing with, or notice to any governmental authority or court is required under applicable law in connection with the execution, delivery and performance by the Sellers or the Guarantor of this Agreement, any Transaction Request, Purchase Confirmation and the other Program Agreements.

(11) Litigation. Except as set forth on the “noteworthy litigation report” required under Section 15(d), there are no actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing which are pending or threatened) or other legal or arbitrable proceedings affecting the Guarantor, any Seller or any of their respective Subsidiaries or affecting any of the property of any of them before any Governmental Authority which (i) questions or challenges the validity or enforceability of the Program Agreements or any action to be taken in connection with the Transactions contemplated hereby, (ii) makes a claim or claims in an aggregate amount greater than $5,000,000 (provided such claim or claims shall be required to be set forth on the “noteworthy litigation report” referenced above only upon the Buyer’s request), or (iii) individually or in the aggregate, if adversely determined, could reasonably be likely to have a Material Adverse Effect.

(12) Material Adverse Change. There has been no material adverse change in the business, operations, financial condition, properties or prospects of any Seller, the Guarantor or any of their respective Subsidiaries since the date set forth in the most recent financial statements supplied to the Buyer.

(13) Ownership. Upon payment of the Purchase Price and the filing of the financing statement and delivery of the Asset Files to the Custodian and the Custodian’s receipt of the related Request for Certification, the Buyer shall become the sole owner of the Purchased Assets and related Repurchase Assets, free and clear of all liens and encumbrances.

(14) Underwriting Guidelines. The Underwriting Guidelines provided to the Buyer are the true and correct Underwriting Guidelines of the Sellers.

(15) Taxes. Each Seller, the Guarantor and its respective Subsidiaries have timely filed all tax returns that are required to be filed by them and have paid all taxes, except for any such taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided. The charges, accruals and reserves on the books of each Seller, the Guarantor and their respective Subsidiaries in respect of taxes and other governmental charges are, in the opinion of each Seller or the Guarantor, as applicable, adequate.

(16) Investment Company. No Seller, the Guarantor nor any of their respective Subsidiaries is an “investment company”, or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

(17) Chief Executive Office; Jurisdiction of Organization. On the Effective Date, each Seller’s and the Guarantor’s chief executive office, is located at 18400 Von Karman Ave., Suite 1000, Irvine, CA 92612. On the Effective Date, each of New Century Mortgage Corporation, NC Capital Corporation, New Century Credit Corporation and Home123 Corporation’s jurisdiction of organization is California. On the Effective Date, New Century Mortgage Ventures, LLC’s and NC Asset Holding, L.P.’s jurisdiction of organization is Delaware. On the Effective Date, each of Loan Partners Mortgage, Ltd., Kingston Mortgage Company, Ltd., Compufund Mortgage Company, Ltd., Residential Prime Lending Limited Partnership, Team Home Lending, Ltd., Sutter Buttes Mortgage, L.P., Austin Mortgage, L.P. and Capital Pacific Home Loans, L.P.’s jurisdiction of organization is Texas. On the Effective Date, Peachtree Residential Mortgage, L.P.’s jurisdiction of organization is Georgia. On the Effective Date, the Guarantor’s jurisdiction of organization is Maryland. Each Seller shall provide the Buyer with thirty days advance notice of any change in such Seller’s principal office or place of business or jurisdiction. During the preceding five years, no Seller has been known by or done business under any other name, corporate or fictitious, and has not filed or had filed against it any bankruptcy receivership or similar petitions nor has it made any assignments for the benefit of creditors.

(18) Location of Books and Records. The location where each Seller keeps its books and records, including all computer tapes and records relating to the Purchased Assets and the related Repurchase Assets is its chief executive office.

(19) Adjusted Tangible Net Worth. On the Effective Date, the Guarantor on a consolidated basis has an Adjusted Tangible Net Worth of at least $750,000,000.

(20) ERISA. Each Plan to which a Seller, the Guarantor or their respective Subsidiaries make direct contributions, and, to the knowledge of such Seller or the Guarantor, each other Plan and each Multiemployer Plan, is in compliance in all material respects with, and has been administered in all material respects in compliance with, the applicable provisions of ERISA, the Code and any other Federal or State law.

(21) Adverse Selection. The Sellers have not selected the Purchased Assets in a manner so as to adversely affect the Buyer’s interests.

(22) Agreements. No Seller or any Subsidiary of a Seller is a party to any agreement, instrument, or indenture or subject to any restriction materially and adversely affecting its business, operations, assets or financial condition, except as disclosed in the financial statements described in Section 14(a)(5) hereof. No Seller or any Subsidiary of a Seller is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement, instrument, or indenture which default would reasonably be expected to have a Material Adverse Effect. No holder of any Indebtedness of any Seller or of any of its Subsidiaries has given notice of any asserted default thereunder.

(23) Reserved.

(24) Agency Approvals. New Century Mortgage Corporation is approved by Fannie Mae and Freddie Mac as an approved seller/servicer, and, to the extent necessary, approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act. New Century Mortgage Corporation is in good standing, with no event having occurred or New Century Mortgage Corporation having any reason whatsoever to believe or suspect will occur prior to the issuance of the Agency Security, including, without limitation, a change in insurance coverage which would either make such Seller unable to comply with the eligibility requirements for maintaining all such applicable approvals or require notification to the relevant Agency. Should New Century Mortgage Corporation for any reason cease to possess all such applicable approvals, or should notification to the relevant Agency be required, New Century Mortgage Corporation shall so notify the Buyer immediately in writing. New Century Mortgage Corporation has adequate financial standing, servicing facilities, procedures and experienced personnel necessary for the sound servicing of mortgage loans of the same types as may from time to time constitute Purchased Assets and in accordance with Accepted Servicing Practices.

(25) No Reliance. Each Seller and the Guarantor has made its own independent decisions to enter into the Program Agreements and each Transaction and as to whether such Transaction is appropriate and proper for it based upon its own judgment and upon advice from such advisors (including without limitation, legal counsel and accountants) as it has deemed necessary. The Sellers and the Guarantor are not relying upon any advice from the Buyer as to any aspect of the Transactions, including without limitation, the legal, accounting or tax treatment of such Transactions.

(26) Plan Assets. No Seller is an employee benefit plan as defined in Section 3 of Title I of ERISA, or a plan described in Section 4975(e)(1) of the Code, and the Purchased Assets are not “plan assets” within the meaning of 29 CFR §2510.3-101 in the Seller’s hands.

(27) Real Estate Investment Trust. The Guarantor has not engaged in any material “prohibited transactions” as defined in Section 857(b)(6)(B)(iii) and (C) of the Code. The Guarantor for its current “tax year” (as defined in the Code) is entitled to a dividends paid deduction under the requirements of Section 857 of the Code with respect to any dividends paid by it with respect to each such year for which it claims a deduction in its Form 1120-REIT filed with the United States Internal Revenue Service for such year.

(28) No Prohibited Persons. Neither any Seller nor any of its Affiliates, officers, directors, partners or members, is an entity or person (or to any Seller’s knowledge, owned or controlled by an entity or person): (i) that is listed in the annex to, or is otherwise subject to the provisions of Executive Order 13224 issued on September 24, 2001 (“EO13224”); (ii) whose name appears on the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”) most current list of “Specifically Designated National and Blocked Persons” (which list may be published from time to time in various mediums including, but not limited to, the OFAC website, http:www.treas.gov/ofac/t11sdn.pdf); (iii) who commits, threatens to commit or supports “terrorism”, as that term is defined in EO13224; or (iv) who is otherwise affiliated with any entity or person listed above (any and all parties or persons described in clauses (i) through (iv) above are herein referred to as a “Prohibited Person”).

(29) REO Solvency. The REO Subsidiary is not insolvent within the meaning of 11 U.S.C. Section 101(32) and the consummation of the transactions contemplated herein (i) will not cause the REO Subsidiary to become insolvent, (ii) will not result in any property remaining with the REO Subsidiary to constitute unreasonably small capital, and (iii) will not result in debts that would be beyond the REO Subsidiary’s ability to pay as the same mature.

b. With respect to every Purchased Asset, each Seller and the Guarantor jointly and severally represent and warrant to the Buyer as of the applicable Purchase Date for any Transaction and each date thereafter that each representation and warranty set forth on Schedule 1 is true and correct.

c. The representations and warranties set forth in this Agreement shall survive transfer of the Purchased Assets to the Buyer and shall continue for so long as the Purchased Assets are subject to this Agreement. Upon discovery by any Seller, the Servicer or the Buyer of any breach of any of the representations or warranties set forth in this Agreement, the party discovering such breach shall promptly give notice of such discovery to the others. The Buyer has the right to require, in its good faith discretion, the Sellers to repurchase within 1 Business Day after receipt of notice from the Buyer any Purchased Asset (i) for which a breach of one or more of the representations and warranties referenced in Section 14(b) exists and which breach has a material adverse effect on the value of such Purchased Asset or the interests of the Buyer or (ii) which is determined by the Buyer, in its good faith discretion, to be unacceptable for inclusion in a securitization.

15. Covenants

Each Seller covenants with the Buyer that, during the term of this facility:

a. Adjusted Tangible Net Worth. The Guarantor, on a consolidated basis, shall maintain an Adjusted Tangible Net Worth of (i) $750,000,000 plus (ii) an amount equal to 50% of all Equity Proceeds received by the Guarantor after November 1, 2004.

b. Indebtedness to Adjusted Tangible Net Worth Ratio. The Guarantor, on a consolidated basis, shall maintain at all times a ratio of Indebtedness (excluding all Non-Recourse Debt) to Adjusted Tangible Net Worth of not greater than 15:1.

c. Maintenance of Liquidity. The Guarantor, on a consolidated basis, shall ensure that, at all times, it has (i) Cash Equivalents and (ii) funds held as unsegregated cash margin and collateral for obligations under the Sellers’ other warehouse facilities, combined, in an amount not less than $80,000,000.

d. Litigation. Except as has already been disclosed on the “noteworthy litigation report”, the Sellers and the Guarantor, as applicable, will promptly, and in any event within ten (10) days after service of process on any of the following, give notice to the Buyer of any actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing which are pending or threatened) or other legal or arbitrable proceedings affecting the Guarantor, any Seller or any of their respective Subsidiaries or affecting any of the property of any of them before any Governmental Authority which (i) questions or challenges the validity or enforceability of the Program Agreements or any action to be taken in connection with the Transactions contemplated hereby, (ii) makes a claim or claims in an aggregate amount greater than $5,000,000 (provided that notice with respect to such claim or claims shall be required only upon the Buyer’s request), or (iii) individually or in the aggregate, if adversely determined, could reasonably be likely to have a Material Adverse Effect. The Sellers will deliver to the Buyer a “noteworthy litigation report” monthly.

e. Prohibition of Fundamental Changes. No Seller nor the Guarantor shall enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution) or sell all or substantially all of its assets; provided, that the Sellers or the Guarantor may merge or consolidate with (a) any wholly owned subsidiary of such Seller or the Guarantor, or (b) any other Person if such Seller or the Guarantor is the surviving corporation; and provided further, that if after giving effect thereto, no Default would exist hereunder.

f. Maintenance of Profitability. No Seller shall permit, for any Test Period, Net Income for such Test Period, before income taxes for such Test Period and distributions made during such Test Period, to be less than $1.00.

g. Servicer; Asset Tape. Upon the occurrence of any of the following (a) the occurrence and continuation of an Event of Default, (b) the fifth Business Day of each month, or (c) upon the request of the Buyer, the Sellers shall cause the Servicer to provide to the Buyer, electronically, in a format mutually acceptable to the Buyer and the Sellers, an Asset Tape by no later than the fifth Business Day of each month. The Sellers shall not cause the Purchased Assets to be serviced by any servicer other than a servicer expressly approved in writing by the Buyer, which approval shall be deemed granted by the Buyer with respect to the Sellers with the execution of this Agreement.

h. Insurance. Each Seller or the Guarantor shall continue to maintain, for itself and its Subsidiaries, Fidelity Insurance in an aggregate amount at least equal to $5 million. Each Seller or the Guarantor shall maintain, for itself and its Subsidiaries, Fidelity Insurance in respect of its officers, employees and agents, with respect to any claims made in connection with all or any portion of the Repurchase Assets. The Sellers or the Guarantor shall notify the Buyer of any material change in the terms of any such Fidelity Insurance.

i. No Adverse Claims. The Sellers warrant and will defend, and shall cause any Servicer to defend, the right, title and interest of the Buyer in and to all Purchased Assets and the related Repurchase Assets against all adverse claims and demands.

j. Assignment. Except as permitted herein, neither the Sellers nor any Servicer shall sell, assign, transfer or otherwise dispose of, or grant any option with respect to, or pledge, hypothecate or grant a security interest in or lien on or otherwise encumber (except pursuant to the Program Agreements), any of the Purchased Assets or any interest therein, provided that this Section shall not prevent any transfer of Purchased Assets in accordance with the Program Agreements.

k. Security Interest. The Sellers shall do all things necessary to preserve the Purchased Assets and the related Repurchase Assets so that they remain subject to a first priority perfected security interest hereunder. Without limiting the foregoing, the Sellers will comply with all rules, regulations and other laws of any Governmental Authority and cause the Purchased Assets or the related Repurchase Assets to comply with all applicable rules, regulations and other laws. No Seller will allow any default for which such Seller is responsible to occur under any Purchased Assets or the related Repurchase Assets or any Program Agreement and such Seller shall fully perform or cause to be performed when due all of its obligations under any Purchased Assets or the related Repurchase Assets and any Program Agreement.

l. Records.

(1) The Sellers shall collect and maintain or cause to be collected and maintained all Records relating to the Purchased Assets in accordance with industry custom and practice for assets similar to the Purchased Assets, including those maintained pursuant to the preceding subparagraph, and all such Records shall be in the Custodian’s possession unless the Buyer otherwise approves. The Sellers will not allow any such papers, records or files that are an original or an only copy to leave the Custodian’s possession, except for individual items removed in connection with servicing a specific Purchased Asset, in which event the Sellers will obtain or cause to be obtained a receipt from a financially responsible person for any such paper, record or file. The Sellers or the Servicer of the Purchased Assets will maintain all such Records not in the possession of the Custodian in good and complete condition in accordance with industry practices for assets similar to the Purchased Assets and preserve them against loss.

(2) For so long as the Buyer has an interest in or lien on any Purchased Asset, the Sellers will hold or cause to be held all related Records in trust for the Buyer. The Sellers shall notify, or cause to be notified, every other party holding any such Records of the interests and liens in favor of the Buyer granted hereby.

(3) Upon reasonable advance notice from the Custodian or the Buyer, the Sellers shall (x) make any and all such Records available to the Custodian or the Buyer to examine any such Records, either by its own officers or employees, or by agents or contractors, or both, and make copies of all or any portion thereof, and (y) permit the Buyer or its authorized agents to discuss the affairs, finances and accounts of the Sellers with their Responsible Officers and to discuss the affairs, finances and accounts of the Sellers with their independent certified public accountants.

m. Books. Each Seller shall keep or cause to be kept in reasonable detail books and records of account of its assets and business and shall clearly reflect therein the transfer of Purchased Assets to the Buyer.

n. Approvals. Each Seller shall maintain all licenses, permits or other approvals necessary for such Seller to conduct its business and to perform its obligations under the Program Agreements, and each Seller shall conduct its business strictly in accordance with applicable law.

o. Material Change in Business. No Seller nor the Guarantor shall make any material change in the nature of its business as carried on at and which is not substantially related to its business as of the date hereof.

p. Reserved.

q. Distributions. If an Event of Default has occurred and is continuing, no Seller nor the Guarantor shall pay any dividends with respect to any capital stock or other equity interests in such entity, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of such Seller or the Guarantor .

r. Applicable Law. Each Seller and the Guarantor shall comply with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority.

s. Existence. Each Seller and the Guarantor shall preserve and maintain its legal existence and all of its material rights, privileges, licenses and franchises.

t. Chief Executive Office; Jurisdiction of Organization. No Seller shall move its chief executive office from the address referred to in Section 14(a)(17) or change its jurisdiction of organization from the jurisdiction referred to in Section 14(a)(17) unless it shall have provided the Buyer 30 days’ prior written notice of such change.

u. Taxes. Each Seller and the Guarantor shall timely file all tax returns that are required to be filed by it and shall timely pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained.

v. Transactions with Affiliates. Neither the Guarantor nor any Seller will enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate (other than another Seller hereunder or the Guarantor) unless such transaction is (a) otherwise permitted under the Program Agreements, (b) in the ordinary course of such Seller’s business and (c) upon fair and reasonable terms no less favorable to such Seller than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate, or make a payment that is not otherwise permitted by this Section to any Affiliate.

w. Reserved.

x. Reserved.

y. Reserved.

z. True and Correct Information. All information, reports, exhibits, schedules, financial statements or certificates of each Seller, the Guarantor, any Affiliate thereof or any of their officers furnished to the Buyer by or on behalf of any Seller or the Guarantor hereunder and during the Buyer’s diligence of the Sellers and the Guarantor are and will be true and complete and do not omit to disclose any material facts necessary to make the statements herein or therein, in light of the circumstances in which they are made, not misleading. All required financial statements, information and reports delivered by the Sellers to the Buyer pursuant to this Agreement shall be prepared in accordance with U.S. GAAP, or, if applicable to SEC filings, the appropriate SEC accounting regulations.

aa. Agency Approvals; Servicing. New Century Mortgage Corporation shall maintain its status with Fannie Mae and Freddie Mac as an approved seller/servicer, in each case in good standing. The Sellers shall service all Purchased Assets which are Committed Mortgage Loans in accordance with the applicable agency guide. Should any Seller, for any reason, cease to possess all such applicable Agency approvals, or should notification to the relevant Agency be required, such Seller shall so notify the Buyer immediately in writing. Notwithstanding the preceding sentence, the Sellers shall take all necessary action to maintain all of their applicable Agency approvals at all times during the term of this Agreement and each outstanding Transaction. Each Seller shall maintain adequate financial standing, servicing facilities, procedures and experienced personnel necessary for the sound servicing of mortgage loans of the same types as may from time to time constitute Purchased Assets and in accordance with Accepted Servicing Practices.

bb. Plan Assets. No Seller shall be an employee benefit plan as defined in Section 3 of Title I of ERISA, or a plan described in Section 4975(e)(1) of the Code and the Sellers shall not use “plan assets” within the meaning of 29 CFR §2510.3-101 to engage in this Repurchase Agreement or any Transaction hereunder.

cc. HELOC Provisions. With respect to each HELOC, if a Mortgagor requests an increase in the related Credit Limit, the Seller, shall, in its sole discretion, either accept or reject the Mortgagor’s request in accordance with the Seller’s Underwriting Guidelines and notify the Buyer in writing of the Seller’s decision. If the request for a Credit Limit increase is accepted by the Seller, the increase will be effected by the Seller through modification of the Purchased Asset with the Mortgagor. The Seller shall deliver to the Buyer an updated Asset Schedule reflecting the modification to the Purchased Asset and shall deliver any modified Asset Documents to the Custodian. Notwithstanding anything to the contrary herein, in no event shall the Buyer have any obligation to fund any Draws with respect to any HELOC, which obligations shall be retained by the Seller.

dd. Reserved.

ee. SPE Covenant Separateness. The Sellers shall form the REO Subsidiary as a Special Purpose Entity which shall (a) own no assets, and will not engage in any business, other than the assets and transactions specifically contemplated by this Agreement; (b) not incur any Indebtedness or obligation, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation), other than pursuant hereto; (c) not make any loans or advances to any third party, and shall not acquire obligations or securities of its affiliates; (d) pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) only from its own assets; (e) comply with the provisions of its organizational documents; (f) do all things necessary to observe organizational formalities and to preserve its existence, and not amend, modify or otherwise change its organizational documents, or suffer same to be amended, modified or otherwise changed, without the prior written consent of the Buyer; (g) maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates; (h) be, and at all times hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate), shall correct any known misunderstanding regarding its status as a separate entity, shall conduct business in its own name, shall not identify itself or any of its affiliates as a division or part of the other and shall maintain and utilize a separate telephone number and separate stationery, invoices and checks; (i) maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; (j) not engage in or suffer any change of ownership, dissolution, winding up, liquidation, consolidation or merger in whole or in part; (k) not commingle its funds or other assets with those of any Affiliate or any other Person; (l) maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any affiliate or any other person; (m) not and will hold itself out to be responsible for the debts or obligations of any other Person; (n) cause each of its direct and indirect owners to agree not to (i) file or consent to the filing of any bankruptcy, insolvency or reorganization case or proceeding with respect to the Sellers; institute any proceedings under any applicable insolvency law or otherwise seek any relief under any laws relating to the relief from debts or the protection of debtors generally with respect to the Sellers; (ii) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for the Sellers or a substantial portion of its properties; or (iii) make any assignment for the benefit of the Sellers’ creditors.

16. Events of Default

Each of the following shall constitute an “Event of Default” hereunder:

a. Payment Failure. Failure of any Seller to (i) make any payment of Price Differential or Repurchase Price or any other sum which has become due, on a Price Differential Payment Date or a Repurchase Date or otherwise, whether by acceleration or otherwise, under the terms of this Agreement, any other warehouse and security agreement or any other document evidencing or securing Indebtedness of any Seller to the Buyer or to any Affiliate of the Buyer, or (ii) cure any Margin Deficit when due pursuant to Section 6 hereof.

b. Cross Default. (i) Any Seller, the Guarantor or any of their respective Subsidiaries shall be in default under (i) any Indebtedness of any Seller, the Guarantor or any of their respective Subsidiaries, in the aggregate in excess of $10,000,000, which default (1) involves the failure to pay a matured obligation, or (2) permits the acceleration of the maturity of such obligations by any other party to or beneficiary with respect to such Indebtedness, or (ii) any other contract to which any Seller, the Guarantor or any of their respective Subsidiaries is a party in the aggregate in excess of $10,000,000 which default (1) involves the failure to pay a matured obligation, or (2) permits the acceleration of the maturity of such obligations by any other party to or beneficiary of such contract.

c. Assignment. Any assignment or attempted assignment by any Seller or the Guarantor of this Agreement or any rights hereunder without first obtaining the specific written consent of the Buyer, or the granting by any Seller of any security interest, lien or other encumbrances on any Purchased Assets to any person other than the Buyer.

d. Insolvency. An Act of Insolvency shall have occurred with respect to any Seller, the REO Subsidiary, the Guarantor or any of their respective Subsidiaries.

e. Material Adverse Change. Any material adverse change in the Property, business, financial condition or operations of any Seller, the Guarantor or any of their respective Subsidiaries shall occur, in each case as determined by the Buyer in its sole good faith discretion, or any other condition shall exist which, in the Buyer’s sole good faith discretion, constitutes a material impairment of any Seller’s ability to perform its obligations under this Agreement or any other Program Agreement.

f. Breach of Financial Representation or Covenant or Obligation. A breach by any Seller or the Guarantor of any of the representations, warranties or covenants or obligations set forth in Sections 14(a)(1), 14(a)(7), 14(a)(12), 14(a)(19), 14(a)(24), 15a, 15b, 15d, 15e, 15s, 15bb or 15ee of this Agreement.

g. Breach of Non-Financial Representation or Covenant. A breach by any Seller or the Guarantor of any other material representation, warranty or covenant set forth in this Agreement (and not otherwise specified in Section 16(f) above), if such breach is not cured within five (5) Business Days from notice or knowledge thereof (other than the representations and warranties set forth in Schedule 1, which shall be considered solely for the purpose of determining the Market Value, the existence of a Margin Deficit and the obligation to repurchase such Purchased Asset) unless (i) such party shall have made any such representations and warranties with knowledge that they were materially false or misleading at the time made, (ii) any such representations and warranties have been determined by the Buyer in its sole discretion to be materially false or misleading on a regular basis, or (iii) the Buyer, in its sole good faith discretion, determines that such breach of a material representation, warranty or covenant materially and adversely affects the condition (financial or otherwise) of such party or its Subsidiaries, then such breach shall constitute an immediate Event of Default and the Sellers shall have no cure right hereunder.

h. Change in Control. The occurrence of a Change in Control.

i. Failure to Transfer. Any Seller fails to transfer the Purchased Assets to the Buyer on the applicable Purchase Date (provided the Buyer has tendered the related Purchase Price).

j. Judgment. A final judgment or judgments for the payment of money in excess of $10,000,000 in the aggregate, shall be rendered against the Seller, the Guarantor or any of their respective Subsidiaries, by one or more courts, administrative tribunals or other bodies having jurisdiction and the same shall not be satisfied, discharged (or provision shall not be made for such discharge) or bonded, or a stay of execution thereof shall not be procured, within 60 days from the date of entry thereof.

k. Government Action. Any Governmental Authority or any person, agency or entity acting or purporting to act under governmental authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the Property of any Seller, the Guarantor or a any of their respective Subsidiaries, or shall have taken any action to displace the management of any Seller, the Guarantor or any of their respective Subsidiaries or to curtail its authority in the conduct of the business of any Seller, the Guarantor or any of their respective Subsidiaries, or takes any action in the nature of enforcement to remove, limit or restrict the approval of any Seller, the Guarantor or any of their respective Subsidiaries as an issuer, the buyer or a seller/servicer of Purchased Assets or securities backed thereby, and such action provided for in this subparagraph k shall not have been discontinued or stayed within 30 days.

l. Inability to Perform. An officer of any Seller or the Guarantor shall admit its inability to, or its intention not to, perform any of the Seller’s Obligations or the Guarantor’s obligations hereunder or the Guaranty.

m. Security Interest. This Agreement shall for any reason cease to create a valid, first priority security interest in any material portion of the Purchased Assets or other Repurchase Assets purported to be covered hereby (other than Interest Rate Protection Agreements which shall be governed by the Intercreditor Agreement).

n. Financial Statements. Any Original Seller’s or the Guarantor’s audited annual financial statements or the notes thereto or other opinions or conclusions stated therein delivered pursuant to this Repurchase Agreement shall be qualified or limited by reference to the status of such Person as a “going concern” or a reference of similar import.

o. Servicer Termination Event. A Servicer Termination Event shall have occurred.

p. REIT Status. The failure of the Guarantor to at any time continue to be (i) qualified as a real estate investment trust as defined in Section 856 of the Code and (ii) entitled to a dividend paid deduction under Section 857 of the Code with respect to dividends paid by it with respect to each taxable year for which it claims a deduction on its Form 1120 – REIT filed with the United States Internal Revenue Service for such year, or the entering into by the Guarantor of any material “prohibited transactions” as defined in Sections 857(b) and 856(c) of the Code.

q. REIT Asset and Income Tests. The failure of the Guarantor to satisfy any of the following asset or income tests and the Buyer has delivered notice of an Event of Default to the Guarantor with respect thereto:

(1) At the close of each taxable year, at least 75 percent of the Guarantor’s gross income consists of (i) “rents from real property” within the meaning of Section 856(c)(3)(A) of the Code, (ii) interest on obligations secured by mortgages on real property or on interests in real property, within the meaning of Section 856(c)(3)(B) of the Code, (iii) gain from the sale or other disposition of real property (including interests in real property and interests in mortgages on real property) which is not property described in Section 1221(a)(1) of the Code, within the meaning of Section 856(c)(3)(C) of the Code, (iv) dividends or other distributions on, and gain (other than gain from “prohibited transactions” within the meaning of Section 857(b)(6)(B)(iii) of the Code) from the sale or other disposition of, transferable shares (or transferable certificates of beneficial interest) in other qualifying REITs within the meaning of Section 856(d)(3)(D) of the Code, and (v) amounts described in Sections 856(c)(3)(E) through 856(c)(3)(I) of the Code.

(2) At the close of each taxable year, at least 95 percent of the Guarantor’s gross income consists of (i) the items of income described in paragraph 1 hereof (other than those described in Section 856(c)(3)(I) of the Code), (ii) gain realized from the sale or other disposition of stock or securities which are not property described in Section 1221(a)(1) of the Code, (iii) interest, (iv) dividends, and (v) income derived from payments to the Guarantor on interest rate swap or cap agreements, options, futures contracts, forward rate agreements and other similar financial instruments entered into to reduce the interest rate risks with respect to any indebtedness incurred or to be incurred to acquire or carry real estate assets, or gain from the sale or other disposition of such an investment as described in section 856(c)(5)(G), in each case within the meaning of Section 856(c)(2) of the Code.

(3) At the close of each quarter of the Guarantor’s taxable years, at least 75 percent of the value of the Guarantor’s total assets (as determined in accordance with Treasury Regulations Section 1.856-2(d)) has consisted of and will consist of real estate assets within the meaning of Sections 856(c)(4) and 856(c)(5)(B) of the Code, cash and cash items (including receivables which arise in the ordinary course of the Guarantor’s operations, but not including receivables purchased from another person), and Government Securities.

(4) At the close of each quarter of each of the Guarantor’s taxable years, (a) not more than 25 percent of the Guarantor’s total asset value will be represented by securities (other than those described in paragraph 3), (b) not more than 20 percent of the Guarantor’s total asset value will be represented by securities of one or more taxable REIT subsidiaries, and (c) (i) not more than 5 percent of the value of the Guarantor’s total assets will be represented by securities of any one issuer (other than Government Securities and securities of taxable REIT subsidiaries), and (ii) the Guarantor will not hold securities possessing more than 10 percent of the total voting power or value of the outstanding securities of any one issuer (other than Government Securities, securities of taxable REIT subsidiaries, and securities of a qualified REIT subsidiary within the meaning of Section 856(i) of the Code).

r. Guarantor Breach. A breach by the Guarantor of any material representation, warranty or covenant set forth in the Guaranty or any other Program Agreement, any material breach or default by the Guarantor under the Guaranty, any repudiation of the Guaranty by the Guarantor, or if the Guaranty is not enforceable against the Guarantor.

Notwithstanding anything to the contrary in the Events of Default listed above, with respect to an Additional Seller, an Event of Default shall not be deemed to have occurred if (i) such Additional Seller or the other Sellers have repurchased the Purchased Mortgage Loans sold by such Additional Seller pursuant to the terms and conditions set forth herein and (ii) such Additional Seller has been removed as a Seller hereunder and under the other Program Agreements, in each case within two (2) Business Days following notice from the Buyer to the Sellers or any Seller’s or the Guarantor’s knowledge thereof. Each Additional Seller hereby agrees that it may be removed as a Seller hereunder by Buyer, the other Sellers and the Guarantor upon the occurrence and during the continuation of any event or circumstance that would otherwise result in the occurrence of an Event of Default hereunder but for the application of this provision.

An Event of Default shall be deemed to be continuing unless expressly waived by the Buyer in writing.

17. Remedies Upon Default

In the event that an Event of Default shall have occurred:

a. The Buyer may, at its option (which option shall be deemed to have been exercised immediately upon the occurrence of an Act of Insolvency of any Seller or any Affiliate), declare an Event of Default to have occurred hereunder and, upon the exercise or deemed exercise of such option, the Repurchase Date for each Transaction hereunder shall, if it has not already occurred, be deemed immediately to occur (except that, in the event that the Purchase Date for any Transaction has not yet occurred as of the date of such exercise or deemed exercise, such Transaction shall be deemed immediately canceled). The Buyer shall (except upon the occurrence of an Act of Insolvency) give notice to the Sellers of the exercise of such option as promptly as practicable.

b. If the Buyer exercises or is deemed to have exercised the option referred to in subparagraph (a) of this Section, (i) the Sellers’ obligations in such Transactions to repurchase all Purchased Assets, at the Repurchase Price therefor on the Repurchase Date determined in accordance with subparagraph (a) of this Section, shall thereupon become immediately due and payable, (ii) all Income paid after such exercise or deemed exercise shall be retained by the Buyer and applied, in the Buyer’s sole discretion, to the aggregate unpaid Repurchase Prices for all outstanding Transactions and any other amounts owing by the Sellers hereunder, and (iii) the Sellers shall immediately deliver to the Buyer the Asset Files relating to any Purchased Assets subject to such Transactions then in the Sellers’ possession or control.

c. The Buyer also shall have the right to obtain physical possession, and to commence an action to obtain physical possession, of all Records, Asset Files and all other files of the Sellers relating to the Purchased Assets and all documents relating to the Purchased Assets (including, without limitation, any legal, credit or servicing files with respect to the Purchased Assets) which are then or may thereafter come in to the possession of the Sellers or any third party acting for the Sellers. To obtain physical possession of any Purchased Assets held by the Custodian, the Buyer shall present to the Custodian a Trust Receipt and Certification. The Buyer shall be entitled to specific performance of all agreements of the Sellers contained in this Agreement.

d. The Buyer shall have the right to direct all servicers then servicing any Purchased Assets to remit all collections thereon to the Buyer, and if any such payments are received by any Seller, the Sellers shall not commingle the amounts received with other funds of the Sellers and shall promptly pay them over to the Buyer. The Buyer shall also have the right to terminate any one or all of the servicers then servicing any Purchased Assets with or without cause. In addition, the Buyer shall have the right to immediately sell the Purchased Assets and liquidate all Repurchase Assets. Such disposition of Purchased Assets may be, at the Buyer’s option, on either a servicing-released or a servicing-retained basis. The Buyer shall not be required to give any warranties as to the Purchased Assets with respect to any such disposition thereof. The Buyer may specifically disclaim or modify any warranties of title or the like relating to the Purchased Assets. The foregoing procedure for disposition of the Purchased Assets and liquidation of the Repurchase Assets shall not be considered to adversely affect the commercial reasonableness of any sale thereof. The Buyer shall be entitled to place the Purchased Assets in a pool for issuance of mortgage-backed securities at the then-prevailing price for such securities and to sell such securities for such prevailing price in the open market. The Buyer shall also be entitled to sell any or all of such Mortgage Loans and REO Properties individually for the prevailing price. The Buyer shall also be entitled, in its sole discretion to elect, in lieu of selling all or a portion of such Purchased Assets, to give the Sellers credit for such Purchased Assets and the Repurchase Assets in an amount equal to the Market Value of the Purchased Mortgage Loans against the aggregate unpaid Repurchase Price and any other amounts owing by the Sellers hereunder.

e. Upon the happening of one or more Events of Default, the Buyer may apply any proceeds from the liquidation of the Purchased Assets and the Repurchase Assets to the Repurchase Prices hereunder and all other Obligations in the manner the Buyer deems appropriate in its sole good faith discretion.

f. The Sellers shall be liable to the Buyer for (i) the amount of all reasonable legal or other expenses (including, without limitation, all costs and expenses of the Buyer in connection with the enforcement of this Agreement or any other agreement evidencing a Transaction, whether in action, suit, litigation, bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally, further including, without limitation, the reasonable fees and expenses of counsel incurred in connection with or as a result of an Event of Default, (ii) damages in an amount equal to the cost (including all fees, expenses and commissions) of entering into replacement transactions and entering into or terminating hedge transactions in connection with or as a result of an Event of Default, and (iii) any other loss, damage, cost or expense directly arising or resulting from the occurrence of an Event of Default in respect of a Transaction.

g. To the extent permitted by applicable law, the Sellers shall be liable to the Buyer for interest on any amounts owing by the Sellers hereunder, from the date the Sellers become liable for such amounts hereunder until such amounts are (i) paid in full by the Sellers or (ii) satisfied in full by the exercise of the Buyer’s rights hereunder. Interest on any sum payable by the Sellers under this Section 17(g) shall be at a rate equal to the Post-Default Rate.

h. The Buyer shall have, in addition to its rights hereunder, any rights otherwise available to it under any other agreement or applicable law.

i. The Buyer may exercise one or more of the remedies available to the Buyer immediately upon the occurrence of an Event of Default and, except to the extent provided in subsections (a) and (d) of this Section, at any time thereafter without notice to the Sellers. All rights and remedies arising under this Agreement as amended from time to time hereunder are cumulative and not exclusive of any other rights or remedies which the Buyer may have.

j. The Buyer may enforce its rights and remedies hereunder without prior judicial process or hearing, and the Sellers hereby expressly waive any defenses the Sellers might otherwise have to require the Buyer to enforce its rights by judicial process. The Sellers also waive any defense (other than a defense of payment or performance) the Sellers might otherwise have arising from the use of nonjudicial process, enforcement and sale of all or any portion of the Repurchase Assets, or from any other election of remedies. The Sellers recognize that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.

k. The Buyer shall have the right to perform reasonable due diligence with respect to the Sellers and the Mortgage Loans and REO Properties, which review shall be at the expense of the Sellers.

l. Each Seller recognizes that the Buyer may be unable to effect a public sale of any or all of the REO Subsidiary Interests, by reason of certain prohibitions contained in the 1934 Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not a view to the distribution or resale thereof. Each Seller acknowledges and agrees that any such private sale may result in prices and other terms less favorable to the Buyer than if such sale were a public sale, and notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Buyer shall be under no obligation to delay a sale of any of the REO Subsidiary Interests for the period of time necessary to permit the Sellers to register the REO Subsidiary Interests for public sale under the 1934 Act, or under applicable state securities laws, even if the Sellers would agree to do so.

m. Each Seller further agrees to use its reasonable efforts to do or cause to be done all such other acts as may be reasonably necessary to make any sale or sales of any portion of the REO Subsidiary Interests pursuant to this Agreement valid and binding and in compliance with any and all other applicable laws other than registration under applicable securities laws, provided that the Sellers shall have no obligation to register the REO Subsidiary Interests for public sale under the 1934 Act. Each Seller further agrees that a breach of any of the provisions contained in this Section will cause irreparable injury to the Buyer, that the Buyer has no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section shall be specifically enforceable against the Sellers, and each Seller hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for defense that no Event of Default has occurred hereunder.

18. Reports

a. Notices. The Sellers or the Guarantor shall furnish to the Buyer (x) promptly, copies of any material and adverse notices (including, without limitation, notices of defaults, breaches, potential defaults or potential breaches) and any material financial information that is not otherwise required to be provided by the Sellers hereunder which is given to the Sellers’ lenders, (y) immediately, notice of the occurrence of any Event of Default hereunder or default or breach by the Sellers, the Servicer or the Guarantor or of any obligation under any Program Agreement or any material contract or agreement of the Sellers, the Servicer or the Guarantor or the occurrence of any event or circumstance that such party reasonably expects has resulted in, or will, with the passage of time, result in, a Material Adverse Effect or an Event of Default or such a default or breach by such party and (z) the following:

(1) as soon as available and in any event within forty-five (45) calendar days after the end of each calendar month, the unaudited balance sheets of the Guarantor and its consolidated Subsidiaries as of the end of such period and the related unaudited consolidated statements of income and retained earnings and of cash flows for the Guarantor and its consolidated Subsidiaries for such period and the portion of the fiscal year through the end of such period, accompanied by a certificate of a Responsible Officer of the Guarantor, which certificate shall state that said consolidated financial statements fairly present in all material respects the consolidated financial condition and results of operations of the Guarantor and its consolidated Subsidiaries in accordance with GAAP, consistently applied, as of the end of, and for, such period (subject to normal year-end adjustments);

(2) as soon as available and in any event within ninety (90) days after the end of each fiscal year of the Guarantor, the consolidated balance sheets of the Guarantor and its consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of income and retained earnings and of cash flows for the Guarantor and its consolidated Subsidiaries for such year, setting forth in each case in comparative form the figures for the previous year, accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion and the scope of audit shall be acceptable to the Buyer in its sole discretion, shall have no “going concern” qualification and shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of the Guarantor and its respective consolidated Subsidiaries as of the end of, and for, such fiscal year in accordance with GAAP;

(3) such other prepared statements that the Buyer may reasonably request;

(4) if applicable, shall make electronically available, copies of any 10-Ks, 10-Qs, registration statements and other “corporate finance” SEC filings (other than 8-Ks) by the Original Sellers and the Guarantor, within 5 Business Days of their filing with the SEC; provided, that, the Original Sellers, the Guarantor or any Subsidiary will provide the Buyer and Credit Suisse First Boston Corporation with a copy of the annual 10-K filed with the SEC by the Original Sellers, the Guarantor or their respective Subsidiaries, no later than 90 days after the end of the year;

(5) as soon as available, and in any event within thirty (30) days of receipt, copies of relevant portions of all final written Agency, Governmental Authority and investor audits, examinations, evaluations, monitoring reviews and reports of its operations (including those prepared on a contract basis) which provide for or relate to (i) material corrective action required or (ii) material sanctions proposed, imposed or required, including, without limitation, notices of default, notices of termination of approved status, notices of imposition of supervisory agreements or interim servicing agreements, and notices of probation, suspension, or non-renewal;

(6) from time to time such other information regarding the financial condition, operations, or business of any Original Seller or the Guarantor as the Buyer may reasonably request;

(7) as soon as reasonably possible, and in any event within thirty (30) days after a Responsible Officer of a Seller or the Guarantor has knowledge of the occurrence of any Event of Termination, stating the particulars of such Event of Termination in reasonable detail;

(8) As soon as reasonably possible, notice of any of the following events:

(a) any material dispute, litigation, investigation, proceeding or suspension between any Seller, the Guarantor or the Servicer, on the one hand, and any Governmental Authority;

(b) any material change in the accounting policies or the financial reporting practices of any Seller, the Guarantor or the Servicer;

(c) with respect to any Purchased Asset, upon receipt of notice or knowledge thereof, that the underlying Mortgaged Property has been damaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty, or otherwise damaged so as to affect adversely the value of such Mortgaged Loan;

(d) any material change in the Indebtedness of the Sellers or the Guarantor, including, without limitation, any default or termination related thereto;

(e) upon receipt of notice or knowledge of (i) any default related to a material portion of the Repurchase Assets, (ii) any lien or security interest (other than security interests created hereby or by the other Program Agreements) on, or claim asserted against, any of the Purchased Assets; and

(f) any other event, circumstance or condition that has resulted, or has a possibility of resulting, in a Material Adverse Effect with respect to the Sellers, the Guarantor or the Servicer.

b. Officer’s Certificates. The Original Sellers will furnish to the Buyer, at the time the Original Sellers furnish each set of financial statements pursuant to Section 18(a)(1) or (2) above, a certificate of a Responsible Officer of each Original Seller in the form of Exhibit D hereto.

c. Purchased Asset Reports. The Sellers will furnish to the Buyer monthly electronic Purchased Asset performance data, including, without limitation, delinquency reports (i.e., delinquency, foreclosure and net charge-off reports).

d. Asset Tape. The Sellers shall provide to the Buyer, electronically, in a format mutually acceptable to the Buyer and the Sellers, an Asset Tape by no later than the Reporting Date.

e. Other. The Sellers shall deliver to the Buyer any other reports or information reasonably requested by the Buyer or as otherwise required pursuant to this Agreement.

19. Repurchase Transactions

The Buyer may, in its sole election, engage in repurchase transactions with the Purchased Assets or otherwise pledge, hypothecate, assign, transfer or otherwise convey the Purchased Assets with a counterparty of the Buyer’s choice. Unless an Event of Default shall have occurred, no such transaction shall relieve the Buyer of its obligations to transfer Purchased Assets to the Sellers pursuant to Section 4 hereof, or of the Buyer’s obligation to credit or pay Income to, or apply Income to the obligations of, the Sellers pursuant to Section 7 hereof. In the event the Buyer engages in a repurchase transaction with any of the Purchased Assets or otherwise pledges or hypothecates any of the Purchased Assets, the Buyer shall have the right to assign to the Buyer’s counterparty any of the applicable representations or warranties herein and the remedies for breach thereof, as they relate to the Purchased Assets that are subject to such repurchase transaction.

20. Single Agreement

The Buyer and the Sellers acknowledge that, and have entered hereunto, and will enter into each Transaction hereunder, in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and have been made in consideration of each other. Accordingly, each of the Buyer and the Sellers agree (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, (ii) that each of them shall be entitled to set-off claims and apply property held by them in respect of any Transaction against obligations owing to them in respect of any other Transactions hereunder and (iii) that payments, deliveries and other transfers made by either of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.

21. Notices and Other Communications

Any and all notices (with the exception of Transaction Requests or Purchase Confirmations, which shall be delivered via facsimile only), statements, demands or other communications hereunder may be given by a party to the other by mail, facsimile, messenger, overnight courier or otherwise to the address specified below, or so sent to such party at any other place specified in a notice of change of address hereafter received by the other. All notices, demands and requests hereunder may be made orally, to be confirmed promptly in writing, or by other communication as specified in the preceding sentence.

If to the Sellers:

18400 Von Karman,
Suite 1000,
Irvine, CA 92612
Attention: Kevin Cloyd
Phone Number: (949) 862-7941
Fax Number: (949) 224-5750
with a copy to:

18400 Von Karman Ave.,
Suite 1000
Irvine, CA 92612
Attention: General Counsel
Phone Number: (949) 225-7808
Fax Number: (949) 440-7033

If to the Buyer:

For Transaction Requests and Purchase Confirmations:

Credit Suisse First Boston Mortgage Capital LLC
302 Carnegie Center, 2nd Floor
Princeton, NJ 08540
Attention: Tim Callahan
Phone Number: (609) 627-5053
Fax Number: (609) 627-5080

For all other Notices:
Credit Suisse First Boston Mortgage Capital LLC
302 Carnegie Center, 2nd Floor
Princeton, NJ 08540
Attention: Gary Timmerman
Phone Number: 609-627-5026
Fax Number: 609-627-5080

with a copy to:

Credit Suisse First Boston Mortgage Capital LLC
Eleven Madison Avenue
New York, NY 10010
Attention: Legal Department

If to the Guarantor:
18400 Von Karman Ave., Suite 1000,
Irvine, CA 92612
Attention: Kevin Cloyd
Phone Number: (949) 862-7941
Fax Number: (949) 224-5750

with a copy to:

18400 Von Karman Ave., Suite 1000
Irvine, CA 92612
Attention: General Counsel
Phone Number: (949) 225-7808
Fax Number: (949) 440-7033

22. Entire Agreement; Severability

This Agreement shall supersede any existing agreements between the parties containing general terms and conditions for repurchase transactions. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

23. Non-assignability

The Program Agreements are not assignable by the Sellers or the Guarantor. The Buyer may from time to time assign all or a portion of its rights and obligations under this Agreement and the Program Agreements; provided, however that the Buyer shall maintain as agent of the Sellers, for review by the Sellers upon written request, a register of assignees and a copy of an executed assignment and acceptance by the Buyer and assignee (“Assignment and Acceptance”), specifying the percentage or portion of such rights and obligations assigned. Upon such assignment, (a) such assignee shall be a party hereto and to each Program Agreement to the extent of the percentage or portion set forth in the Assignment and Acceptance, and shall succeed to the applicable rights and obligations of the Buyer hereunder, and (b) prior to the occurrence of an Event of Default, the Buyer shall, to the extent that such rights and obligations have been so assigned by it to either (i) an Affiliate of the Buyer having substantially similar or better Net Worth than the Buyer and which assumes the obligations of the Buyer or (ii) to another Person approved by the Sellers (such approval not to be unreasonably withheld) which assumes the obligations of the Buyer, be released from its obligations hereunder and under the Program Agreements. After the occurrence and during the continuance of an Event of Default, the Buyer may assign all or a portion of its rights and obligations under this Agreement and the Program Documents to any Person without the prior consent of the Sellers. Unless otherwise stated in the Assignment and Acceptance, the Sellers shall continue to take directions solely from the Buyer unless otherwise notified by the Buyer in writing. Upon the Sellers’ written consent, which shall not be unreasonably withheld, the Buyer may distribute to any prospective assignee any document or other information delivered to the Buyer by the Sellers.

24. Set-off

In addition to any rights and remedies of the Buyer provided by law, the Buyer shall have the right, without prior notice to the Sellers or the Guarantor, any such notice being expressly waived by the Sellers or the Guarantor to the extent permitted by applicable law, upon any amount becoming due and payable by the Sellers or the Guarantor hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Buyer or any branch or agency thereof to or for the credit or the account of the Sellers or the Guarantor. The Buyer agrees promptly to notify the Sellers and the Guarantor after any such set-off and application made by the Buyer; provided, that the failure to give such notice shall not affect the validity of such set-off and application.

25. Binding Effect; Governing Law; Jurisdiction

a. This Agreement shall be binding and inure to the benefit of the parties hereto and their respective successors and permitted assigns. The Sellers acknowledge that the obligations of the Buyer hereunder or otherwise are not the subject of any guaranty by, or recourse to, any direct or indirect parent or other Affiliate of the Buyer. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.

b. THE SELLERS AND THE GUARANTOR HEREBY WAIVE TRIAL BY JURY. THE SELLERS AND THE GUARANTOR HEREBY IRREVOCABLY CONSENT TO THE EXCLUSIVE PERSONAL JURISDICTION OF ANY COURT OF THE STATE OF NEW YORK, OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, ARISING OUT OF OR RELATING TO THE PROGRAM AGREEMENTS IN ANY ACTION OR PROCEEDING. THE SELLERS AND THE GUARANTOR HEREBY SUBMIT TO, AND WAIVE ANY OBJECTION THEY MAY HAVE TO, EXCLUSIVE PERSONAL JURISDICTION AND VENUE IN THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, WITH RESPECT TO ANY DISPUTES ARISING OUT OF OR RELATING TO THE PROGRAM AGREEMENTS.

26. No Waivers, Etc.

No express or implied waiver of any Event of Default by either party shall constitute a waiver of any other Event of Default and no exercise of any remedy hereunder by any party shall constitute a waiver of its right to exercise any other remedy hereunder. No modification or waiver of any provision of this Agreement and no consent by any party to a departure herefrom shall be effective unless and until such shall be in writing and duly executed by both of the parties hereto. Without limiting any of the foregoing, the failure to give a notice pursuant to Section 6(a), 17(a) or otherwise, will not constitute a waiver of any right to do so at a later date.

27. Intent

a. The parties recognize that each Transaction is a “repurchase agreement” as that term is defined in Section 101 of Title 11 of the United States Code, as amended (except insofar as the type of Purchased Assets subject to such Transaction or the term of such Transaction would render such definition inapplicable), and a “securities contract” as that term is defined in Section 741 of Title 11 of the United States Code, as amended (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

b. It is understood that either party’s right to liquidate Purchased Assets delivered to it in connection with Transactions hereunder or to exercise any other remedies pursuant to Section 17 hereof is a contractual right to liquidate such Transaction as described in Sections 555 and 559 of Title 11 of the United States Code, as amended.

c. The parties agree and acknowledge that if a party hereto is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then each Transaction hereunder is a “qualified financial contract,” as that term is defined in FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

d. It is understood that this Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation”, respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA).

e. This Agreement is intended to be a “repurchase agreement” and a “securities contract,” within the meaning of Section 555 and Section 559 under the Bankruptcy Code.

28. Disclosure Relating to Certain Federal Protections

The parties acknowledge that they have been advised that:

a. in the case of Transactions in which one of the parties is a broker or dealer registered with the SEC under Section 15 of the 1934 Act, the Securities Investor Protection Corporation has taken the position that the provisions of the SIPA do not protect the other party with respect to any Transaction hereunder;

b. in the case of Transactions in which one of the parties is a government securities broker or a government securities dealer registered with the SEC under Section 15C of the 1934 Act, SIPA will not provide protection to the other party with respect to any Transaction hereunder; and

c. in the case of Transactions in which one of the parties is a financial institution, funds held by the financial institution pursuant to a Transaction hereunder are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation or the National Credit Union Share Insurance Fund, as applicable.

29. Power of Attorney

The Sellers hereby authorize the Buyer to file such financing statement or statements relating to the Repurchase Assets without any Seller’s signature thereon as the Buyer, at its option, may deem appropriate. The Sellers hereby appoint the Buyer as the Sellers’ agent and attorney-in-fact to execute any such financing statement or statements in the Sellers’ name and to perform all other acts which the Buyer deems appropriate to perfect and continue its ownership interest in and/or the security interest granted hereby, if applicable, and to protect, preserve and realize upon the Repurchase Assets, including, but not limited to, the right to endorse notes, complete blanks in documents, transfer servicing, and sign assignments on behalf of the Sellers as its agent and attorney-in-fact. This agency and power of attorney is coupled with an interest and is irrevocable without the Buyer’s consent. Notwithstanding the foregoing, the power of attorney hereby granted may be exercised only during the occurrence and continuance of any Event of Default hereunder. The Sellers shall pay the filing costs for any financing statement or statements prepared pursuant to this Section 29.

30. Buyer May Act Through Affiliates

The Buyer may, from time to time, designate one or more affiliates for the purpose of performing any action hereunder.

31. Indemnification; Obligations

a. Each Seller and the Guarantor, jointly and severally, agrees to hold the Buyer and each of its respective Affiliates and their officers, directors, employees, agents and advisors (each, an “Indemnified Party”) harmless from and indemnify each Indemnified Party (and will reimburse each Indemnified Party as the same is incurred) against all third-party liabilities, losses, damages, judgments, costs and expenses (including, without limitation, reasonable fees and expenses of counsel) of any kind which may be imposed on, incurred by, or asserted against any Indemnified Party relating to or arising out of this Agreement, any Transaction Request, Purchase Confirmation, any Program Agreement or any transaction contemplated hereby or thereby resulting from anything other than the Indemnified Party’s gross negligence or willful misconduct. The Sellers and the Guarantor also agree to reimburse each Indemnified Party for all reasonable expenses in connection with the enforcement of this Agreement and the exercise of any right or remedy provided for herein, any Transaction Request, Purchase Confirmation and any Program Agreement, including, without limitation, the reasonable fees and disbursements of counsel. The Sellers’ and the Guarantor’s agreement in this Section 31 shall survive the payment in full of the Repurchase Price and the expiration or termination of this Agreement. The Sellers and the Guarantor hereby acknowledge that their obligations hereunder are recourse obligations of the Sellers and the Guarantor and are not limited to recoveries each Indemnified Party may have with respect to the Purchased Mortgage Loans. The Sellers and the Guarantor also agree not to assert any claim against the Buyer or any of its Affiliates, or any of their respective officers, directors, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the facility established hereunder, the actual or proposed use of the proceeds of the Transactions, this Agreement or any of the transactions contemplated thereby. THE FOREGOING INDEMNITY AND AGREEMENT NOT TO ASSERT CLAIMS EXPRESSLY APPLIES, WITHOUT LIMITATION, TO THE NEGLIGENCE (BUT NOT GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF THE INDEMNIFIED PARTIES.

b. Without limitation to the provisions of Section 4, if any payment of the Repurchase Price of any Transaction is made by the Sellers other than on the then scheduled Repurchase Date thereto as a result of an acceleration of the Repurchase Date pursuant to Section 17 or for any other reason, the Sellers shall, upon demand by the Buyer, pay to the Buyer an amount sufficient to compensate the Buyer for any losses, costs or expenses that it may reasonably incur as of a result of such payment.

c. Without limiting the provisions of Section 31(a) hereof, if the Sellers fail to pay when due any costs, expenses or other amounts payable by them under this Agreement, including, without limitation, fees and expenses of counsel and indemnities, such amount may be paid on behalf of the Sellers by the Buyer, in its sole discretion.

32. Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

33. Confidentiality

This Agreement and its terms, provisions, supplements and amendments, and notices hereunder, are proprietary to the Buyer and Agent and shall be held by the Sellers and the Guarantor in strict confidence and shall not be disclosed to any third party without the written consent of the Buyer except for (i) disclosure to the Sellers’ or the Guarantor’s direct and indirect Affiliates and Subsidiaries, attorneys or accountants, but only to the extent such disclosure is necessary and such parties agree to hold all information in strict confidence, (ii) disclosure required by law, rule, regulation or order of a court or other regulatory body or (iii) disclosure due to filing this Agreement with the SEC. Notwithstanding the foregoing or anything to the contrary contained herein or in any other Program Agreement, the parties hereto may disclose to any and all Persons, without limitation of any kind, the federal, state and local tax treatment of the Transactions, any fact relevant to understanding the federal, state and local tax treatment of the Transactions, and all materials of any kind (including opinions or other tax analyses) relating to such federal, state and local tax treatment and that may be relevant to understanding such tax treatment; provided that the Sellers may not disclose the name of or identifying information with respect to the Buyer or the Agent or any pricing terms (including, without limitation, the Pricing Rate, Commitment Fee, Purchase Price Percentage, and Purchase Price) or other nonpublic business or financial information (including any sublimits and financial covenants) that is unrelated to the federal, state and local tax treatment of the Transactions and is not relevant to understanding the federal, state and local tax treatment of the Transactions, without the prior written consent of the Buyer.

Any information regarding the Sellers or any of their Affiliates required to be provided by the Sellers to the Buyer pursuant to this Agreement or any other non-public information identified to the Buyer in writing at the time of delivery thereof as non-public (the “Seller Confidential Information”) shall be held by the Buyer in strict confidence and shall not, without the prior written consent of the Sellers, be disclosed to any third party, except for (i) disclosure to the Buyer’s employees, direct or indirect Affiliates, attorneys or accountants (collectively, the “Buyer Representatives”), but only to the extent such disclosure is necessary and any such party agrees to hold such information in strict confidence, (ii) disclosure required by law, rule, regulation or order of a court or other similar authority or any regulatory authority, provided that the Buyer gives the Sellers prompt written notice of any such requirement, (iii) disclosure in connection with the enforcement of any of the provisions of this Agreement or the Program Agreements, (iv) disclosure to any third party source of financing to the Buyer, including without limitation, to any lender or other counterparty of the Buyer with respect to any Transaction or Repurchase Asset hereunder, or (v) the extent to which such Seller Confidential Information is in the public domain other than due to a breach of this Section 33. The Buyer agrees not to use, and agrees to instruct the Buyer Representatives not to use, any such Seller Confidential Information in violation of applicable securities laws.

34. Recording of Communications

Subject to applicable legal requirements, the Buyer, the Sellers and the Guarantor shall have the right (but not the obligation) from time to time to make or cause to be made tape recordings of communications between its employees and employees of such other party with respect to Transactions.

35. Commitment Fee

The Sellers shall pay to the Buyer in immediately available funds a non-refundable Commitment Fee due and owing upon closing and payable in arrears no later than the Price Differential Payment Date following the end of each calendar quarter. Such payment shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to the Buyer at such account designated by the Buyer.

36. Periodic Due Diligence Review

The Sellers acknowledge that the Buyer has the right to perform continuing due diligence reviews with respect to the Sellers and the Mortgage Loans and REO Properties, for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or otherwise, and the Sellers agree that upon reasonable (but no less than one (1) Business Day’s) prior notice, unless an Event of Default shall have occurred in which case no notice is required, to the Sellers, the Buyer or its authorized representatives will be permitted during normal business hours to examine, inspect, and make copies and extracts of, the Asset Files and any and all documents, records, agreements, instruments or information relating to such Purchased Assets in the possession or under the control of the Sellers and/or the Custodian. The Sellers also shall make available to the Buyer a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Asset Files and the Mortgage Loans and REO Properties. Without limiting the generality of the foregoing, the Sellers acknowledge that the Buyer may purchase Mortgage Loans and REO Properties from the Sellers based solely upon the information provided by the Sellers to the Buyer in the Asset Schedule and the representations, warranties and covenants contained herein, and that the Buyer, at its option, has the right at any time to conduct a partial or complete due diligence review on some or all of the Mortgage Loans and REO Properties purchased in a Transaction, including, without limitation, ordering BPO’s, new credit reports and new appraisals on the related Mortgaged Properties and otherwise re-generating the information used to originate such Mortgage Loans and REO Properties. The Buyer may underwrite such Mortgage Loans and REO Properties itself or engage a mutually agreed upon third party underwriter to perform such underwriting. The Sellers agree to cooperate with the Buyer and any third party underwriter in connection with such underwriting, including, but not limited to, providing the Buyer and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Mortgage Loans and REO Properties in the possession, or under the control, of the Sellers. The Sellers further agree that the Sellers shall pay all out-of-pocket costs and expenses incurred by the Buyer in connection with the Buyer’s activities pursuant to this Section 36 (“Due Diligence Costs”); provided, that such Due Diligence Costs shall not exceed $20,000 per calendar year unless a Default or Event of Default shall have occurred, in which event the Buyer shall have the right to perform due diligence, at the sole expense of the Seller without regard to the dollar limitation set forth herein.

37. Authorizations

Any of the persons whose signatures and titles appear on Schedule 2 are authorized, acting singly, to act for the Sellers or the Buyer, as the case may be, under this Agreement.

38. Acknowledgement Of Anti-Predatory Lending Policies

The Buyer has in place internal policies and procedures that expressly prohibit its purchase of any High Cost Mortgage Loan.

39. Joint and Several

Each of the Sellers and the Buyer hereby acknowledges and agrees that the Original Sellers are each jointly and severally liable to the Buyer for all of their and the Additional Sellers’ respective representations, warranties and covenants hereunder and under this Agreement. The Original Sellers hereby unconditionally and irrevocably guarantee to the Buyer the prompt and complete payment and performance by the Additional Sellers when due (whether at the stated maturity, by acceleration or otherwise) of their Obligations hereunder.

Each Original Seller waives any and all notice of the creation, renewal, extension or accrual of any of the Additional Sellers’ Obligations hereunder and notice of or proof of reliance by the Buyer upon this guaranty or acceptance of this guaranty; the Additional Sellers’ Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this guaranty; and all dealings between the Original Sellers or the Additional Sellers, on the one hand, and the Buyer, on the other, shall likewise be conclusively presumed to have been had or consummated in reliance upon this guaranty. Each Original Seller waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Additional Sellers or this guaranty with respect to the Additional Sellers’ Obligations. This guaranty shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (i) the validity or enforceability of this Agreement, the other Program Agreements, any of the Additional Sellers’ Obligations or any collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Buyer, (ii) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Additional Sellers against the Buyer, or (iii) any other circumstance whatsoever (with or without notice to or knowledge of the Additional Sellers or the Original Sellers) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Additional Sellers for their Obligations, or of the Original Sellers under this guaranty, in bankruptcy or in any other instance. When pursuing its rights and remedies hereunder against the Original Sellers, the Buyer may, but shall be under no obligation, to pursue such rights and remedies that they may have against the Additional Sellers or any other Person or against any collateral security or guarantee for the Additional Sellers’ Obligations or any right of offset with respect thereto, and any failure by the Buyer to pursue such other rights or remedies or to collect any payments from the Additional Sellers or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Original Sellers or any such other Person or any such collateral security, guarantee or right of offset, shall not relieve the Original Sellers of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Buyer against the Original Sellers. This guaranty shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Original Sellers and their successors and assigns thereof, and shall inure to the benefit of the Buyer, and its successors, indorsees, transferees and assigns, until all of each Additional Seller’s Obligations and the obligations of each Original Seller under this guaranty and this Agreement shall have been satisfied by payment in full, notwithstanding that from time to time during the term of this Agreement, the Additional Sellers may be free from any Obligations.

Notwithstanding anything contained herein, in this Agreement or in any other document related thereto, each of the Additional Sellers shall be liable solely for such Additional Seller’s individual and direct obligations as a Seller hereunder, under this Agreement and under any other document related thereto, and no recourse shall be had against such Additional Seller, individually or personally, as a guarantor, surety or joint obligor, whether by levy or execution, or under any law, or by the enforcement of any assessment or penalty or otherwise, for the payment or performance of any other Seller’s obligations hereunder, under this Agreement or under any other document related thereto.

40. Documents Mutually Drafted

The Sellers and the Buyer agree that this Agreement and each other Program Agreement prepared in connection with the Transactions set forth herein have been mutually drafted and negotiated by each party, and consequently such documents shall not be construed against either party as the drafter thereof.

41. General Interpretative Principles

For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

a. the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

b. accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

c. references herein to “Articles”, “Sections”, “Subsections”, “Paragraphs”, and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

d. a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

e. the words “herein”, “hereof”, “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision;

f. the terms “include” or “including” shall mean without limitation by reason of enumeration;

g. all times specified herein or in any other Program Document (unless expressly specified otherwise) are local times in New York, NY unless otherwise stated; and

h. all references herein or in any Program Document to “good faith” means good faith as defined in Section 1-201(19) of the UCC as in effect in the State of New York.

IN WITNESS WHEREOF, the Sellers and the Buyer have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.

CREDIT SUISSE FIRST BOSTON MORTGAGE CAPITAL LLC, as Buyer

By: /s/ Bruce S. Kaiserman
Name: Bruce S. Kaiserman
Title: Vice President

NEW CENTURY MORTGAGE CORPORATION, as Seller
By: /s/ Warren Licata
Name: Warren Licata
Title: Senior Vice President

NC CAPITAL CORPORATION, as Seller

By: /s/ Warren Licata
Name: Warren Licata
Title: Senior Vice President

NC ASSET HOLDING, L.P., as Seller,

By: NC DELTEX, LLC, its General Partner
By: NC CAPITAL CORPORATION, its Sole Member

By: /s/ Warren Licata
Name: Warren Licata
Title: Senior Vice President

NEW CENTURY CREDIT CORPORATION, as Seller

By: /s/ Warren Licata
Name: Warren Licata
Title: Senior Vice President

LOAN PARTNERS MORTGAGE, LTD, as Seller

By: Capital Standard Origination Company,
Its General Partner

By: /s/ Stergios Theologides
Name: Stergios Theologides
Title: Executive Vice President

KINGSTON MORTGAGE COMPANY, LTD., as Seller
By: CSOC XI, INC.,

Its General Partner

By: /s/ Stergios Theologides
Name: Stergios Theologides
Title: Executive Vice President

COMPUFUND MORTGAGE COMPANY, LTD, as Seller
By: CSOC XIV, INC.,
Its General Partner

By: /s/ Stergios Theologides
Name: Stergios Theologides
Title: Executive Vice President

PEACHTREE RESIDENTIAL MORTGAGE, L.P., as Seller

By: CSOC XXV, INC.,
Its General Partner

By: /s/ Stergios Theologides
Name: Stergios Theologides
Title: Executive Vice President

RESIDENTIAL PRIME LENDING LIMITED PARTNERSHIP, as Seller
By: CSOC XXVII, INC.,
Its General Partner

By: /s/ Stergios Theologides
Name: Stergios Theologides
Title: Executive Vice President

TEAM HOME LENDING LTD, as Seller
By: CSOC XXXII, INC.,

Its General Partner

By: /s/ Stergios Theologides
Name: Stergios Theologides
Title: Executive Vice President

SUTTER BUTTES MORTGAGE LP, as Seller
By: CSOC XXXVIII, Inc.,

Its General Partner

By: /s/ Stergios Theologides
Name: Stergios Theologides
Title: Executive Vice President

AUSTIN MORTGAGE, L.P., as Seller
By: REALTOR BUILDER I, Inc.,
Its General Partner

By: /s/ Stergios Theologides
Name: Stergios Theologides
Title: Executive Vice President

CAPITAL PACIFIC HOME LOANS, L.P., as Seller

By: REALTOR BUILDER II, Inc.,
Its General Partner

By: /s/ Stergios Theologides
Name: Stergios Theologides
Title: Executive Vice President

HOME123 CORPORATION, as Seller

By: /s/ Stergios Theologides
Name: Stergios Theologides
Title: Executive Vice President

NEW CENTURY MORTGAGE VENTURES, LLC, as Seller

By: /s/ Stergios Theologides
Name: Stergios Theologides
Title: Executive Vice President

NEW CENTURY FINANCIAL CORPORATION, as Guarantor

By: /s/ Brad A. Morrice
Name: Brad A. Morrice
Title: President and Chief Executive Officer

By: /s/ Kevin Cloyd
Name: Kevin Cloyd
Title: Executive Vice President